UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE

SECURITIES EXCHANGE ACT OF 1934

(AMENDMENT NO.     )

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AVALARA, INC.

(NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

(NAME OF PERSON(S) FILING PROXY STATEMENT, IF OTHER THAN THE REGISTRANT)

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Seattle, Washington

April 20, 2021

Dear Shareholders:

You are cordially invited to attend the Avalara, Inc. 2021 annual meeting of shareholders on June 3, 2021 at 10:00 a.m. (Pacific Time). The meeting will be held in a virtual meeting format only, conducted by live webcast accessible at the following website address: https://web.lumiagm.com/238702773. Our Board of Directors has fixed the close of business on April 9, 2021 as the record date for determining those holders of our common stock entitled to notice of and to vote at the 2021 annual meeting of shareholders and any adjournments or postponements thereof.

The Notice of 2021 Annual Meeting of Shareholders and Proxy Statement, both of which accompany this letter, provide details regarding the business to be conducted at the 2021 annual meeting, including proposals for the election of Class III directors nominated by our Board (Proposal No. 1), advisory approval of the 2020 compensation of our named executive officers (Proposal No. 2), and ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for 2021 (Proposal No. 3).

Our Board recommends that you vote FOR each director nominee named in the accompanying proxy statement under Proposal No. 1 and FOR each of Proposals No. 2 and No. 3.

Your vote is very important. Please vote your shares promptly, whether or not you expect to attend the virtual annual meeting. You may vote by internet or, if you requested printed proxy materials, by mailing a proxy or voting instruction form. If you attend the virtual meeting, you may vote electronically if you wish, even if you previously submitted your vote. If your shares are held through a broker, bank, trustee, or other nominee and you wish to vote or submit questions at the virtual meeting, you must obtain a legal proxy issued in your name from your broker, bank, trustee, or other nominee.

On behalf of our Board, thank you for your continued investment in Avalara.

Sincerely,

Scott McFarlane

Chairman and Chief Executive Officer

255 South King Street, Suite 1800

Seattle, WA 98104

Notice of 2021 Annual Meeting of Shareholders

The 2021 Annual Meeting of Shareholders of Avalara, Inc. (the “Annual Meeting”) will be held as a virtual meeting only, accessible at https://web.lumiagm.com/238702773, on June 3, 2021 at 10:00 a.m. (Pacific Time) for the following purposes:

1.

To elect three Class III directors nominated by our Board of Directors to serve until the annual meeting of shareholders to be held in 2024, or the earlier to occur of such director’s death, disqualification, resignation, or removal as a Class III director or the appointment of such director’s successor;

2.	To approve on an advisory basis the compensation of our named executive officers;

3.	To ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2021; and

4.	To transact such other business as may properly come before the Annual Meeting.

Only shareholders of record of our common stock on the record date, which is the close of business on April 9, 2021, will be entitled to notice of and to vote at the Annual Meeting and any adjournments or postponements thereof.

In accordance with Securities and Exchange Commission rules, we are sending a Notice of Internet Availability of Proxy Materials on or about April 20, 2021, and are providing access to our proxy materials over the internet on or before that date, to the holders of record of our common stock as of the close of business on the record date.

You will not be able to attend the Annual Meeting physically. The Annual Meeting will be a completely virtual meeting, which will be conducted through a webcast. Record holders of our common stock and persons holding proxies from such shareholders will be able to participate in, vote online, and submit questions electronically during the Annual Meeting by visiting the website listed above. To vote or submit questions at the Annual Meeting, you will need the control number included on your Notice of Internet Availability of the Proxy Materials, proxy card, or voting instruction form. If you plan to vote or submit questions at the Annual Meeting, please see the instructions for accessing the Annual Meeting on page 58 of the accompanying proxy statement.

By order of the Board of Directors,

Alesia Pinney

Executive Vice President, Chief Legal Officer, and Secretary

Seattle, Washington

April 20, 2021

Important Notice Regarding the Availability of Proxy Materials

for the Shareholder Meeting to be Held on June 3, 2021

The accompanying Avalara, Inc. Proxy Statement and the 2020 Annual Report of Avalara, Inc. are available at

http://www.astproxyportal.com/ast/22225

Proxy Summary

This proxy summary highlights information contained elsewhere in this proxy statement. This summary does not contain all of the information that you should consider, and you should read the entire proxy statement before voting. For more complete information regarding Avalara’s performance in 2020, you should review our annual report on Form 10-K for the fiscal year ended December 31, 2020.

Virtually Attend and Vote at Annual Meeting

Meeting Date	Time	Meeting Website Address	Record Date
June 3, 2021	10:00 a.m. (Pacific Time)	https://web.lumiagm.com/238702773	April 9, 2021

Voting Matters and Board Recommendations

Proposal	Subject Matter	Board Recommendation

Proposal 1	Election of Directors	FOR each nominee

Proposal 2	Advisory Vote to Approve Named Executive Officer Compensation	FOR

Proposal 3	Ratification of Appointment of Independent Registered Public Accounting Firm	FOR

Voting Methods in Advance of the Annual Meeting

Your vote is important. Even if you plan to virtually attend the 2021 annual meeting, please vote right away using one of the following voting methods. Make sure to have your Notice of Internet Availability of the Proxy Materials, proxy card, or voting instruction form in hand and follow the instructions.

Online	By Mail

Visit the website listed on your Notice of Internet Availability of the Proxy Materials, proxy card, or voting instruction form	Sign, date, and return your proxy card or voting instruction form in the enclosed envelope

i

About Avalara, Inc.

Avalara helps businesses of all sizes get tax compliance right. In partnership with leading ERP, accounting, ecommerce, and other financial management system providers, Avalara delivers cloud-based compliance solutions for various transaction taxes, including sales and use, VAT, GST, excise, communications, lodging, and other indirect tax types. Headquartered in Seattle, Avalara has offices across the U.S. and around the world in Brazil, Europe, and India.

Highly Qualified Class III Director Nominees

The Board of Directors (the “Board”) currently consists of nine members serving three-year staggered terms. Three directors are to be elected at the annual meeting, each to serve until the 2024 annual meeting of shareholders or the earlier to occur of such director’s death, disqualification, resignation, or removal as a Class III director or the appointment of such director’s successor. The Board has re-nominated the following Class III directors for new three-year terms:

Name	Age	Director Since	Independent	Committee Memberships	Primary Occupation	Other Public Company Boards
Marion Foote	75	May 2011	Yes	Audit	Independent business advisor
Rajeev Singh	52	March 2017	Yes	Compensation and Leadership Development	CEO of Accolade	Accolade
Kathleen Zwickert	53	January 2019	Yes	Compensation and Leadership Development	Former Chief People Officer at NetSuite (now Oracle NetSuite)

Key Principles of 2020 Named Executive Officer Compensation Program

See “Compensation Discussion and Analysis” for key compensation matters for 2020, including more detail on the following:

✓ What we do	✗ What we don’t do

✓   Independent Compensation and Leadership Development Committee

✓   Independent compensation advisor

✓   Evaluate market compensation data; annually review peer group

✓   Use a pay-for-performance philosophy

✓   Reasonable severance

✓   Double trigger change in control for employment agreements

✓   Maintain stock ownership guidelines

✓   Annual succession planning

✓   Annual review of compensation risk and risk mitigation

✓   Regularly review share utilization

✓   Annual Say on Pay vote

✗    No guaranteed bonuses, except new hire inducements

✗    No pension/defined benefit, supplemental executive retirement, or nonqualified deferred compensation plans

✗    Effective for 2021, we discontinued the perquisites previously provided to our Chief Executive Officer, except for those available on the same basis to all U.S. employees

✗     No tax reimbursements, except for certain perquisites

✗     No repricing underwater stock options without shareholder approval

✗     No hedging or pledging permitted

Independent Director Leadership and Balanced Governance Practices

We are committed to good corporate governance appropriate to the company and our shareholders. Highlights include:

✓	Seven independent directors out of nine directors

✓	Fully independent Board committees with key oversight roles

✓	Lead Independent Director with meaningful authority

✓	Board gender diversity with four female directors, two of whom are chairs of Board committees

✓	Average director age of 59, with reasonable tenure

✓	No director overboarding

✓	Annual Board and committee performance evaluations

✓	Active Board and committee oversight of operations, strategy, and material risks

✓	No dual class voting stock

✓	No poison pill

✓	Robust governance policies

PRINCIPAL SHAREHOLDERS	53

AUDIT COMMITTEE MATTERS	55

Principal Accountant Fees and Services	55

Pre-Approval Policies and Procedures	55

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS	56

PROPOSAL NO. 3: RATIFICATION OF THE APPOINTMENT OF DELOITTE & TOUCHE LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2021	57

GENERAL INFORMATION ABOUT THE MEETING	58

ADDITIONAL INFORMATION	62

Shareholder Proposals for the 2022 Annual Meeting of Shareholders	62

No Delinquent Section 16(a) Reports	62

Available Information	62

Electronic Delivery of Shareholder Communications	63

TRANSACTION OF OTHER BUSINESS	64

v

255 South King Street, Suite 1800

Seattle, WA 98104

PROXY STATEMENT FOR THE 2021 ANNUAL MEETING OF SHAREHOLDERS

Information about Solicitation and Voting

This proxy statement is being furnished to the shareholders of Avalara, Inc. (“Avalara,” “we,” “us,” “our,” or the “Company”), a Washington corporation, in connection with the solicitation of proxies by our Board for use at the annual meeting of shareholders to be held as a virtual meeting only, accessible at https://web.lumiagm.com/238702773, on June 3, 2021 at 10:00 a.m. (Pacific Time) (the “Annual Meeting”), and at any adjournments or postponements thereof. At the Annual Meeting, holders of our common stock will be asked to vote upon: (i) the election of three Class III directors nominated by our Board to serve until the annual meeting of shareholders to be held in 2024, or the earlier to occur of such director’s death, disqualification, resignation, or removal as a Class III director or the appointment of such director’s successor; (ii) the advisory approval of the compensation of our named executive officers; and (iii) the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2021. We are not aware of any other matters that will be brought before the shareholders for a vote at the Annual Meeting; however, shareholders may be asked to consider and vote upon other business as may properly come before the Annual Meeting or before any adjournments or postponements thereof. If any other matter is appropriately brought before the Annual Meeting, the persons named in the proxy card intend to vote as the Board recommends or, if the Board gives no recommendation, according to their best judgment, to the extent permitted by applicable law.

The Notice of Internet Availability of Proxy Materials and this proxy statement for the Annual Meeting and the accompanying form of proxy were first distributed and made available on the internet to shareholders on or about April 20, 2021. An annual report for the fiscal year ended December 31, 2020 (the “2020 Annual Report”) is available with this proxy statement and can be accessed by following the instructions in the Notice of Internet Availability of Proxy Materials.

Internet Availability of Proxy Materials

In accordance with U.S. Securities and Exchange Commission (“SEC”) rules, we are using the internet as our primary means of furnishing proxy materials to shareholders. Consequently, most shareholders will not receive paper copies of our proxy materials. We will instead send these shareholders a Notice of Internet Availability of Proxy Materials with instructions for accessing the proxy materials, including this proxy statement and the 2020 Annual Report, and voting via the internet. The Notice of Internet Availability of Proxy Materials also provides information on how shareholders may vote by mail and includes instructions on how to obtain paper copies of our proxy materials if they so choose. We believe this rule makes the proxy distribution process more efficient, less costly, and conserves natural resources.

Proposal No. 1: Election of Class III Directors

As of the date of this proxy statement, our Board consists of nine directors. Our articles of incorporation and bylaws provide for a classified Board, divided into three classes. Based on the criteria noted below, our Board has determined, upon the recommendation of the Nominating and Corporate Governance Committee, to re-nominate three Class III directors, consisting of Ms. Foote, Mr. Singh, and Ms. Zwickert, for election at the Annual Meeting, each to serve until the annual meeting of shareholders to be held in 2024, or the earlier to occur of such director’s death, disqualification, resignation, or removal as a Class III director or the appointment of such director’s successor. Three of the continuing directors are Class I directors, whose terms will expire at our 2022 annual meeting of shareholders, and three of the continuing directors are Class II directors, whose terms will expire at our 2023 annual meeting of shareholders.

The election of the Class III directors will be determined by the three nominees receiving the greatest number of “FOR” votes.

Each of the nominees has consented to be named in this proxy statement and has agreed to serve if elected. In the event that any nominee is unable or declines to serve as a director at the time of the Annual Meeting, the persons named as proxies may vote for a substitute nominee or nominees designated by the affirmative vote of a majority of the present Board. Alternatively, the Board may leave the position vacant or reduce the size of the Board.

There are no family relationships between any of our directors, nominees, or executive officers. There also are no arrangements or understandings between any director, nominee, or executive officer and any other person pursuant to which he or she has been or will be selected as a director and/or executive officer.

We believe each of the Board’s nominees meets the qualifications, skills, and expertise established by the Board for continuing service on the Board, including regarding areas that are critical to the Company’s strategy and operations. We also believe that such nominees, combined with the qualifications, skills, and expertise of the remaining directors of the Board, will position the Board to continue to serve the best interests of the shareholders and Company.

THE BOARD UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE FOR

THE ELECTION OF MARION FOOTE, RAJEEV SINGH, AND KATHLEEN ZWICKERT AS CLASS III DIRECTORS.

Nominations Process and Director Qualifications

Sources of Director Nominations

Candidates for nomination to our Board are selected by our Board based on the recommendation of our Nominating and Corporate Governance Committee in accordance with the committee’s charter, our articles of incorporation and bylaws, our Corporate Governance Guidelines, and criteria discussed below. The Nominating and Corporate Governance Committee considers current directors for re-nomination. In addition, the committee may engage consultants or third-party search firms to assist in identifying and evaluating potential nominees. The Nominating and Corporate Governance Committee also will consider candidates recommended by shareholders for nomination by the Company for election as directors. In recommending candidates for nomination, the Nominating and Corporate Governance Committee considers candidates recommended by directors, officers, employees, shareholders, and others, using the same criteria to evaluate all candidates.

Nominations by shareholders intending to run a director slate in opposition to Company nominees must be submitted in accordance with our bylaws. Please refer to “Additional Information—Shareholder Proposals for the 2022 Annual Meeting of Shareholders.”

Highly Qualified and Experienced Board

With the goal of developing a diverse, experienced, and highly-qualified Board, the Nominating and Corporate Governance Committee is responsible for developing and recommending to our Board the desired qualifications, expertise, and characteristics of members of our Board, including the specific minimum qualifications that the committee believes must be met by a committee-recommended nominee for membership to our Board and any specific qualities or skills that the committee believes are necessary for one or more of the members of our Board to possess.

Evaluations of candidates generally involve a review of background materials, internal discussions, and interviews with selected identified candidates as appropriate. Candidates for the Board are generally selected based on desired skills and experience in the context of the existing composition of the Board and needs of the Board and its committees at that time, including the requirements of applicable SEC and New York Stock Exchange rules. When considering candidates for nomination, the Nominating and Corporate Governance Committee may take into consideration many factors including, among other things, a candidate’s independence, integrity, skills, financial and other expertise, breadth of experience, knowledge about our business or industry, and ability to devote adequate time and effort to responsibilities of the Board in the context of its existing composition. Directors should possess the highest personal and professional ethics, integrity, and values and be committed to representing the long-term interest of the shareholders.

Although we do not maintain a specific policy with respect to board diversity, we believe that our Board should be a diverse body, and our Nominating and Corporate Governance Committee considers the diversity of its directors and nominees in terms of knowledge, experience, background, skills, expertise, and other demographic factors when considering the nomination of directors and in assessing the performance of our Board and committees during the annual Board and committee evaluation process.

Specific Qualifications, Attributes, Skills, and Experience Regarding Our Nominees and Directors

The following table sets forth, as of April 20, 2021, the name and age of each director of the Company and the standing committees of the Board and their members. Messrs. Ingram and McFarlane do not serve on any standing committees:

Class III Directors

Name	Age	Class(1)	Audit Committee	Compensation and Leadership Development Committee(2)	Nominating and Corporate Governance Committee(3)
Marion Foote	75	III	C
Rajeev Singh*	52	III		M
Kathleen Zwickert	53	III		C
Continuing Directors

Name	Age	Class(1)	Audit Committee	Compensation and Leadership Development Committee(2)	Nominating and Corporate Governance Committee(3)
Edward Gilhuly	61	I			C
Scott McFarlane	64	I
Tami Reller	56	I	M	M
William Ingram	64	II
Brian Sharples	60	II		M	M
Chelsea Stoner	47	II	M		M

M	Member

C	Chair

*	Mr. Singh has served as our Lead Independent Director (as defined below) since October 23, 2019.

(1)

The terms of Class III directors (if elected) will expire at the 2024 annual meeting of shareholders. The terms of Class I directors will expire at the 2022 annual meeting of shareholders. The terms of Class II directors will expire at the 2023 annual meeting of shareholders.

(2)

Ms. Reller and Mr. Sharples replaced Mr. Gilhuly and Ms. Stoner as members of the Compensation and Leadership Development Committee effective April 1, 2020. Following former director Justin Sadrian’s departure immediately prior to the 2020 annual meeting, the Compensation and Leadership Development Committee has consisted of four directors.

(3)

Mr. Sharples and Ms. Stoner joined the Nominating and Corporate Governance Committee effective April 1, 2020, on which date the size of the committee was increased from two to four directors. Following former director Justin Sadrian’s departure immediately prior to the 2020 annual meeting, the Nominating and Corporate Governance Committee has consisted of three directors.

Biographies

Class III Director Nominees

Marion Foote has served as a member of our Board since May 2011. Ms. Foote is an independent business advisor and currently serves as a director of multiple private companies in the financial services, life sciences, and technology sectors. Ms. Foote previously served as a director of DLJdirect (now part of E*Trade) and Cascade Financial Corporation/Cascade Bank. Ms. Foote holds a B.A. in Economics from Smith College and an M.B.A. from Harvard Business School. Ms. Foote was selected to serve on our Board because of her significant experience as a director, including service on public company boards and the audit and finance committees of private company boards, her marketing and financial expertise, including service as a senior credit officer, senior vice president and head of specialized financial services, and treasurer, among other roles, her work in customer analytics, and her over four decades of executive experience in financial services and consulting.

Rajeev Singh has served as a member of our Board since March 2017 and as Lead Independent Director since October 2019. Since November 2015, Mr. Singh has served as the Chief Executive Officer and a member of the board of directors of Accolade (Nasdaq: ACCD), an on-demand healthcare concierge for employers, health plans, and health systems. Prior to Accolade, Mr. Singh co-founded Concur Technologies, a global leader in travel and expense management, and held multiple roles over a period of 20 years, including President, Chief Operating Officer, and member of the board of directors. Mr. Singh currently serves on the boards of directors of Amperity, a private company, and Seattle Children’s Hospital Foundation and previously served as a director of Apptio. Mr. Singh holds a B.S. in Manufacturing Administration from Western Michigan University. Mr. Singh was selected to serve on our Board because of his extensive experience in building and leading companies, as well as his background in technology innovation and significant operational and strategic expertise.

Kathleen Zwickert has served as a member of our Board since January 2019. Prior to her retirement in April 2017, Ms. Zwickert served as Chief People Officer at NetSuite (now Oracle NetSuite), a cloud computing company, from August 2013 to April 2017. Ms. Zwickert holds a B.A. in Economics from the University of California, Berkeley. Ms. Zwickert was selected to serve on our Board because of her significant experience with software and SaaS companies and management experience, especially related to talent management and executive compensation.

Class I Directors – Terms Expiring in 2022

Edward Gilhuly has served as a member of our Board since March 2011. Mr. Gilhuly has served as a managing partner at Sageview Capital, a private growth equity investment firm, since May 2006. Mr. Gilhuly currently serves as a director at private companies Elastic Path Software, Exaro Energy III, Demandbase, MetricStream, and Pantheon. Mr. Gilhuly serves on the board of Legrand (Euronext Paris: LR) and previously served on the board of directors of GoPro (Nasdaq: GPRO). Mr. Gilhuly also serves on the Board of Trustees of Duke University and is Chairman of the Board of the Duke Management Company. Mr. Gilhuly holds a B.A. in Economics and History from Duke University and an M.B.A. from Stanford University. Mr. Gilhuly was selected to serve on our Board because of his significant experience as a director of public companies, in corporate management, and in private equity and finance.

Scott McFarlane has served as a member of our Board since May 2004 and as the Chairman of our Board since March 2014. He also has served as our Chief Executive Officer since February 2007 and served as our President from March 2014 to March 2019. Mr. McFarlane served as our Chief Operations Officer from May 2004 to October 2010 and as our Secretary from May 2004 to September 2013. Mr. McFarlane currently serves on the board of directors of Expedition Travel Advisor, a private online travel platform for the adventure travel industry. Mr. McFarlane holds a B.A. in Economics from Claremont McKenna College. Mr. McFarlane was selected to serve on our Board because of the perspective and experience he brings as one of our founders and as our Chief Executive Officer.

Tami Reller has served as a member of our Board since July 2014. Ms. Reller has served as Chief Marketing, Digital and Experience Officer of United Healthcare, a health care company, since November 2017. Ms. Reller previously served as Executive Vice President of Optum, a health-services company, from September 2014 to November 2017, including Chief Marketing Officer from September 2014 to June 2016 and Chief Financial Officer from June 2016 to April 2017. Ms. Reller serves as a director of SPS Commerce (Nasdaq: SPSC). Ms. Reller holds a B.S. in Mathematics from Minnesota State University Moorhead and an M.B.A. from St. Mary’s College. Ms. Reller was selected to serve on our Board because of her significant experience with software companies and her corporate finance experience, including through a prior chief financial officer position.

Class II Directors – Terms Expiring in 2023

William Ingram has served as a member of our Board since January 2020. He previously served as our Chief Financial Officer and Treasurer from December 2015 to March 2020. Prior to joining the Company, he served as Interim Chief Financial Officer of Khan Academy, a provider of online learning resources, from April 2015 to December 2015. Mr. Ingram also held various executive roles at Leap Wireless International, the parent company of Cricket Wireless, a wireless telecommunications provider, including Executive Vice President and Chief of Strategy from August 2007 to March 2014, and with the acquiring company, AT&T, from March 2014 to January 2015. Mr. Ingram currently serves on the board of directors of CCC Information Services, Paymentus, and Veniam. Mr. Ingram holds a B.A. in Economics from Stanford University and an M.B.A. from Harvard Business School. Mr. Ingram was selected to serve on our Board because of his service as our Chief Financial Officer and Treasurer for over four years, which contributes to the Board’s critical knowledge of our industry, financial reporting and accounting, risk management, and budgeting, as well as his experience specific to the Company’s operations, financial performance, and strategy.

Brian Sharples has served as a member of our Board since April 2020. Mr. Sharples is a serial entrepreneur, angel investor, and advisor to technology and e-commerce companies. He most recently served as Chairman of Twyla, an online fine art marketplace that he co-founded, from October 2016 to December 2018. Mr. Sharples previously served as Chief Executive Officer of HomeAway, a vacation rental marketplace he co-founded, from April 2004 to September 2016, as President from April 2004 to May 2014, and as Chairman from March 2011 to December 2015. He is currently on the board of directors of Yelp (NYSE: YELP), GoDaddy (NYSE: GDDY), and Ally Financial (NYSE: ALLY) and private companies RVShare, Fexy Media, and Moose Pond Acquisition Corp, NCV I (which has filed a registration statement with the SEC related to a potential initial public offering), and previously served as a director of RetailMeNot, HomeAway, and Kayak. Mr. Sharples holds a B.S. in Math and Economics from Colby College and an M.B.A. from the Stanford University Graduate School of Business. Mr. Sharples was selected to serve on our Board because of his senior executive leadership background, technology industry knowledge, and public company experience.

Chelsea Stoner has served as a member of our Board since June 2012. Ms. Stoner has served as a general partner at Battery Ventures, a venture capital firm, since February 2014. Ms. Stoner also served as a partner at Battery Ventures from June 2012 to February 2014 and as a principal from June 2006 to June 2012. Ms. Stoner serves as a director of private companies PageUp, Curve Dental, InCloudCounsel, Redox, and Behavioral Holdings. Ms. Stoner holds a B.S. in Chemical Engineering from Northwestern University and an M.B.A. from The University of Chicago. Ms. Stoner was selected to serve on our Board because of her extensive experience with cloud-based software companies and corporate finance, including service on the audit committees of private company boards.

Corporate Governance Standards and Director Independence

Corporate Governance Guidelines – Key Principles of our Board

Our Board has adopted Corporate Governance Guidelines that set forth expectations for directors, director independence standards, board committee structure and functions, and other policies for the governance of the Company. Our Corporate Governance Guidelines are posted on our investor relations website, which is located at https://investor.avalara.com, under the heading “Governance.” Our Nominating and Corporate Governance Committee periodically reviews and assesses the adequacy of these guidelines and recommends any proposed changes to the Board for approval.

Code of Business Conduct and Ethics – Establishing Our Company’s Culture of Compliance

Our Board has adopted a Code of Business Conduct and Ethics that applies to all our employees (including executive officers and officers responsible for financial reporting), consultants, and directors. Our Code of Business Conduct and Ethics is posted on our investor relations website, which is located at https://investor.avalara.com, under the heading “Governance.” We intend to disclose any amendments to the Code of Business Conduct and Ethics, or any waivers of its requirements for executive officers and directors, on our website to the extent required by applicable law and New York Stock Exchange requirements.

Board Leadership Through Partnership of Board Chairperson and Lead Independent Director

In accordance with the Company’s bylaws, our Corporate Governance Guidelines provide that the Board may, in its discretion, elect a Chairperson of the Board from among the members of the Board. The Board has no policy mandating the separation of the offices of the Chairperson of the Board and the Chief Executive Officer and believes that it should maintain flexibility in determining a board leadership structure appropriate for us from time to time. However, our Corporate Governance Guidelines require that our Board appoint an independent Lead Director (the “Lead Independent Director”) whenever the Chairperson of the Board is not an independent director.

Our Board believes that we and our shareholders currently are best served by Scott McFarlane, our Chief Executive Officer, also serving as Chairman of our Board, considering his experience, expertise, knowledge of our business and operations, and strategic vision. As Chairman, Mr. McFarlane presides over meetings of the Board and holds such other powers and carries out such other duties as are customarily carried out by the chairperson of a board of directors.

In October 2019, our independent directors appointed Rajeev Singh to serve as our Lead Independent Director following the resignation of his predecessor. As Lead Independent Director, Mr. Singh presides over periodic meetings and executive sessions of our independent directors, collaborates with the Chairperson on agendas, schedules, and materials for Board meetings, serves as a liaison between our Chairman and the independent directors, and performs such additional duties as our Board may otherwise determine and delegate.

Our Board believes that its independence and oversight of management is maintained effectively through this leadership structure, the composition of our Board, independent Board committees with significant authority and oversight, and sound corporate governance policies and practices.

The Fundamental Role of Risk Oversight by our Board and Committees

Our Board is actively involved in the oversight of our risk management process. Our Board administers this oversight function directly through the Board as a whole, as well as through its standing committees that address risks inherent in their respective areas of oversight. The full Board, or the appropriate committee, receives reports on risks facing

Avalara from our Chief Executive Officer and other management regarding our risk identification, management, and mitigation strategies. In particular:

Full Board

●   Monitors and assesses strategic risk exposure, including reputational risks, crisis management, and product quality controls

●   Reviews and approves management’s annual business plan and budget, strategy, and liquidity plans

●   Reviews business developments, strategic plans and implementation, and financial results on at least a quarterly basis

●   Reviews capital spending, financings, and capital market activities

●   Oversees management succession planning

●   Holds regularly scheduled executive sessions of independent directors

●   Has significant interaction with business leaders and access to other key employees

●   Has focused discussions regarding emerging topics

Audit Committee

●  Oversees our major financial, treasury, audit, and other business risk exposures enterprise-wide and the steps our management has taken to monitor and mitigate these exposures

●   Reviews accounting and financial reporting, and disclosure control and internal control processes

●   Oversees the internal audit, legal, regulatory, and ethical compliance functions

●   Consults regularly with our independent registered public accounting firm and internal audit function regarding risk management controls

Compensation and Leadership Development Committee

●   Reviews and approves or recommends to the Board for approval executive officer compensation

●   Ensures the alignment of incentive programs with the Company’s business and strategic plans

●   Reviews whether any of our compensation policies and programs has the potential to encourage excessive risk-taking, and related risk mitigants

●   Addresses matters related to human capital management for the general employee population

Nominating and Corporate Governance Committee

●  Monitors and reviews our corporate governance structure, policies and procedures, as well as the Board and committee self-assessment process

●  Oversees director succession planning and refreshment

●   Oversees director onboarding process and continuing education

●   Monitors and reviews our risk exposure and risk management policies and procedures dealing with information security matters

Environmental, Social, and Governance Oversight

Our Board generally oversees our environmental, social, and governance (“ESG”) objectives and supports their implementation. Specific ESG topics are overseen by the Board committee generally responsible for the subject matter. For example, the Nominating and Corporate Governance Committee has oversight responsibility for the corporate governance aspects of ESG. Execution of the Company’s ESG strategy is overseen by the Company’s senior management team. Please see “Corporate Responsibility and Sustainability” below for more information about our ESG efforts and initiatives.

Dedicated Board and Committee Members – Meetings and Attendance

During 2020, our Board held six meetings; the Audit Committee held nine meetings; the Compensation and Leadership Development Committee held seven meetings; and the Nominating and Corporate Governance Committee held five meetings. Each incumbent director who was on the Board attended at least 75% of the aggregate number of meetings of the Board and the aggregate of all meetings of the committees on which he or she served that were held during the period in which such director served during 2020.

In addition, we encourage directors to attend our annual meetings of shareholders. Six of the nine directors who then served on the Board attended our annual meeting of shareholders in 2020.

Lead Independent Director Presides Over Non-Employee Director Meetings

The non-employee directors meet in regularly scheduled executive sessions without management. Our Lead Independent Director, currently Mr. Singh, is the presiding director at these meetings.

Stakeholder Communications with Directors

Shareholders and interested parties who wish to communicate with our Board, non-management members of our Board as a group, a committee of our Board, or a specific member of our Board (including our Chairman or Lead Independent Director, if any) may do so by letters addressed to the attention of our Corporate Secretary.

All communications are reviewed by the Corporate Secretary and provided to the members of our Board as appropriate. Unsolicited items, sales materials, abusive, threatening, or otherwise inappropriate materials, and other routine items and items unrelated to the duties and responsibilities of our Board will not be provided to directors.

The address for these communications is:

Avalara, Inc.

c/o Corporate Secretary

255 South King Street, Suite 1800

Seattle, WA 98104

To submit concerns regarding accounting, internal accounting controls, or auditing matters, shareholders and other interested persons may also call the Company’s toll free, confidential hotline (United States and Canada: 833-440-0009; rest of world: 800-603-2869). Employees may submit such concerns on a confidential and anonymous basis. Communications made through the confidential hotline and certain communications to the Board to the extent relating to accounting, internal accounting controls, or auditing matters will be reviewed by the Audit Committee in accordance with procedures established by the Audit Committee with respect to such matters.

Substantial Majority of Directors Determined Independent

Our common stock is listed on the New York Stock Exchange. The listing rules of the New York Stock Exchange generally require that a majority of the members of a listed company’s board of directors be independent. In addition, the listing rules generally require that, subject to specified exceptions, each member of our Audit,

Compensation and Leadership Development, and Nominating and Corporate Governance Committees be independent.

Audit Committee members and Compensation and Leadership Development Committee members also must satisfy additional independence rules established by the SEC and the listing rules of the New York Stock Exchange.

Our Board has reviewed its composition, the composition of its committees, and the independence of each director. Our Board has determined that none of our current directors or directors who served at any time during 2020 has a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director and that each is “independent” as that term is defined under the applicable rules and regulations of the SEC and the listing requirements and rules of the New York Stock Exchange, except for Mr. McFarlane by virtue of his position as our Chief Executive Officer and Mr. Ingram by virtue of his former position as our Chief Financial Officer and Treasurer. Accordingly, a majority of our directors are independent, as required under applicable New York Stock Exchange rules. In making this determination, our Board considered the current and prior relationships that each director has or had with us and all other facts and circumstances our Board deemed relevant.

Board Committees

Our Board has established an Audit Committee, a Compensation and Leadership Development Committee, and a Nominating and Corporate Governance Committee. Our Board may establish other committees to facilitate the management of our business from time to time. Each committee reports on its activities to the full Board at regular meetings or otherwise as appropriate.

Our Board has adopted a written charter for each of the Audit Committee, the Compensation and Leadership Development Committee, and the Nominating and Corporate Governance Committee that satisfies applicable rules of the SEC and the listing standards of the New York Stock Exchange. Copies of the charters for each committee are available on our investor relations website, which is located at https://investor.avalara.com, by clicking on “Committee Charters” under the heading “Governance.” The composition and responsibilities of each of the committees of our Board are described below. Members serve on these committees until their resignation or until otherwise determined by our Board.

The three committees are comprised solely of independent directors, as determined by the Board for purposes of the Board service generally and, as applicable, the additional independence rules for service on the Audit Committee and Compensation and Leadership Development Committee.

Audit Committee

Our Audit Committee consists of Marion Foote, Tami Reller, and Chelsea Stoner. The Chair of our Audit Committee is Ms. Foote. Our Board has determined that each of Ms. Foote, Ms. Reller, and Ms. Stoner is an “audit committee financial expert” within the meaning of SEC regulations. Our Board also has determined that each member of our Audit Committee has the requisite financial expertise under the applicable requirements of the New York Stock Exchange. In arriving at this determination, our Board has examined each Audit Committee member’s scope of experience and the nature of their employment history.

The Audit Committee’s primary functions include, among other things, the matters set forth below.

●	Sole authority for appointing, compensating, retaining, and overseeing our independent registered public accounting firm

●	Approving in advance all audit and non-audit services performed by our independent registered public accounting firm in accordance with applicable law, and the payment of related fees

●	Evaluating annually the performance, qualifications, objectivity, and independence of our independent registered public accounting firm and deciding whether to retain its services

●	Monitoring the rotation of partners on the engagement team of our independent registered public accounting firm

●	Reviewing our annual and quarterly financial statements and reports and discussing the statements and reports with our independent registered public accounting firm and management

●

Reviewing, with our independent registered public accounting firm, internal audit team, and management, significant issues that may arise regarding accounting principles and financial statement presentation, as well as matters concerning the design and implementation of our internal control functions

●	Reviewing and approving, as appropriate, all related party transactions

●	Overseeing management’s establishment and assessment of the effectiveness and adequacy of our internal control structure and procedures for financial reporting

●	Establishing procedures for the receipt, retention, and treatment of complaints received by us regarding financial controls, accounting, or auditing matters

●	Reviewing and evaluating the performance of the Audit Committee and the adequacy of its charter

Compensation and Leadership Development Committee

Our Compensation and Leadership Development Committee consists of Tami Reller, Brian Sharples, Rajeev Singh, and Kathleen Zwickert. The Chair of our Compensation and Leadership Development Committee is Ms. Zwickert.

The Compensation and Leadership Development Committee’s primary functions include, among other things, the matters set forth below.

●

Determining, or recommending to the Board for approval, the compensation of our Chief Executive Officer and reviewing and approving corporate performance goals and objectives relevant to such compensation

●	Reviewing and approving, or recommending to the Board for approval, the compensation of our other executive officers

●	Reviewing peer group and other market data to evaluate target annual compensation, compensation programs, and plan design against peer companies

●	Making recommendations to our Board regarding the compensation of our directors

●	Administering our equity incentive compensation plans and making recommendations to our Board regarding the adoption of and amendments to equity incentive compensation plans

●	Approving awards under our equity compensation plans, subject to the procedures and guidelines with respect to such awards as adopted from time to time by our Board

●	Monitoring and assessing risks associated with our compensation policies and consulting with our management on such risks

●	Reviewing and evaluating the performance of the Compensation and Leadership Development Committee and the adequacy of its charter

The Compensation and Leadership Development Committee reviews and approves or recommends to the Board for approval all forms of compensation to be provided to the executive officers of the Company, as recommended by the Chief Executive Officer (other than with respect to his own compensation). The Compensation and Leadership Development Committee is not authorized to delegate these duties.

Pursuant to its charter, the Compensation and Leadership Development Committee is authorized, in its sole discretion, to retain a compensation consultant to assist the committee in carrying out its duties. For 2020 compensation, as it has done in prior years, the Compensation and Leadership Development Committee retained Compensia, an independent management consulting firm, to assist the Compensation and Leadership Development Committee in discharging its duties. For 2020 executive compensation, the Compensation and Leadership Development Committee retained Compensia to conduct a compensation analysis for executive officers and other executives, to make recommendations for changes based on our pay philosophy, business objectives, and shareholder expectations, and to support other ad hoc matters throughout the year. Compensia conducted a competitive market analysis that included published national survey sources of similarly sized companies augmented by proxy data of our peer group, consisting of companies with revenues of similar size to the Company or that are in similar lines of business. Compensia did not provide any other services to the Company and only received fees from the Company on behalf of the Compensation and Leadership Development Committee.

Nominating and Corporate Governance Committee

Our Nominating and Corporate Governance Committee consists of Edward Gilhuly, Brian Sharples, and Chelsea Stoner. The Chair of our Nominating and Corporate Governance Committee is Mr. Gilhuly.

The Nominating and Corporate Governance Committee’s primary functions include, among other things, the matters set forth below.

●	Reviewing and recommending to our Board criteria for selecting, and recommending persons to serve as, new members of our Board to fill any vacancies

●	Reviewing and recommending nominees for our Board, including whether to re-nominate directors

●	Considering any nominations of director candidates or shareholder proposals validly made by our shareholders

●	Establishing, coordinating, and reviewing with the Chairperson of the Board criteria for the evaluation of Board and committee performance and oversight of the implementation of such process

●	Recommending to our Board as to committee membership and chairs

●	Reviewing and recommending to our Board corporate governance structure, principles, and policies

●	Reviewing and monitoring risks associated with information security matters

●	Reviewing and evaluating the performance of the Nominating and Corporate Governance Committee and the adequacy of its charter

Director Compensation

Under our non-employee director compensation policy (the “Director Compensation Policy”) for 2020, each non-employee director was eligible to receive compensation for his or her service consisting of annual cash retainers and equity awards as described below.

Retainer	Amount ($)
Board
Cash	32,000
Annual equity retainer	150,000
Committee Chair
Audit	20,000
Compensation and Leadership Development	11,000
Nominating and Corporate Governance	7,500
Committee Member
Audit	7,500
Compensation and Leadership Development	5,000
Nominating and Corporate Governance	3,500
Lead Independent Director	15,000

Cash Compensation

Under the Director Compensation Policy, for 2020, all non-employee directors were entitled to receive the cash compensation described above, payable in quarterly installments at the end of the quarter for which services were provided. We generally reimburse our directors for their reasonable out-of-pocket expenses incurred in attending meetings of our Board and its committees.

Equity Compensation

Under the Director Compensation Policy, on the date of each annual meeting of our shareholders, each non-employee director who is a director immediately following the meeting automatically will be granted an equity award. For 2020, the equity award had a value of $150,000, which was allocated approximately evenly between stock options and restricted stock units (“RSUs”) granted under our 2018 Equity Incentive Plan, as may be amended from time to time (the “2018 Equity Plan”). The number of shares subject to the awards was determined based on the grant date fair value of the award, calculated in accordance with the Financial Accounting Standards Board’s Accounting Standards Codification Topic 718 (“ASC Topic 718”) (based on the valuation methodology we use to value stock options and RSUs for financial reporting purposes). Each annual award vests and becomes exercisable or payable, as applicable, upon the earlier of the one-year anniversary of the grant date or the day prior to our next annual meeting of shareholders occurring after the grant date, in each case subject to the non-employee director’s continued service through the vesting date, except as permitted below. Each annual award vests and becomes exercisable or payable, as applicable, upon a change in control, as defined in the 2018 Equity Plan.

The per share exercise price for stock options is equal to the closing price of our common stock on the grant date (or if the common stock is not trading on that date, the closing price on the last preceding date on which the common stock was traded). Each stock option expires ten years from the grant date, subject to earlier termination as set forth in the 2018 Equity Plan upon a termination of service.

In the event that a non-employee director is initially elected or appointed on any date other than the date of an annual meeting of shareholders, the director will, instead, automatically receive the annual award on the date of initial election or appointment, except that the value of the award will be prorated to reflect the number of days that the director will serve based on a period of time commencing on the date of initial election or appointment and ending on the one-year anniversary of the previous annual meeting (the “prorated annual award”). In all other respects, the terms and conditions of the prorated annual award, including the vesting schedule, will be the same as the annual award granted to non-employee directors on the previous year’s annual meeting date.

In the event a non-employee director’s service terminates for any reason other than for cause, as defined in the 2018 Equity Plan, prior to the vesting date of an annual award and the non-employee director has served less than five continuous years as a director, the annual award will become vested as to a pro rata portion based on the number of full months of service that has elapsed between the grant date of the annual award and the non-employee director’s termination date. In the event a non-employee director’s service terminates for any reason other than for cause on or after five years of continuous service, the annual award will become fully vested upon termination. In the event of termination for cause, no portion of the annual award will accelerate in vesting.

2020 Director Compensation Table

The following table provides information regarding total compensation earned by our directors during the fiscal year ended December 31, 2020. Directors who also are our employees, such as Mr. McFarlane, our Chairman and Chief Executive Officer, receive no additional compensation for their service as directors. Similarly, Mr. Ingram did not receive additional compensation for his service as a director during the period in which he also was employed by the Company.

Messrs. McFarlane’s and Ingram’s executive compensation for 2020 is presented under “Named Executive Officer Compensation Tables – 2020 Summary Compensation Table.”

Name	Fees Earned or Paid in Cash ($)	Stock Awards(1) ($)	Option Awards(2) ($)	Total ($)
Marion Foote	52,000	74,937	74,984	201,921
Edward Gilhuly	40,750	74,937	74,984	190,671
William Ingram(3)	23,912	74,937	74,984	173,833
Tami Reller	43,250	74,937	74,984	193,171
Justin Sadrian(4)	18,136	—	—	18,136
Brian Sharples	30,375	91,104	91,598	213,077
Rajeev Singh	52,000	74,937	74,984	201,921
Chelsea Stoner	43,375	74,937	74,984	193,296
Kathleen Zwickert	43,000	74,937	74,984	192,921

(1)	Amounts in this column represent the aggregate grant date fair value of RSUs granted during the fiscal year, as computed in accordance with ASC Topic 718.

(2)

Amounts in this column represent the aggregate grant date fair value of stock options granted during the fiscal year, as computed in accordance with ASC Topic 718, without regard to estimated forfeitures related to service-based vesting conditions.

(3)

Mr. Ingram was appointed to the Board on January 29, 2020 and was a named executive officer until his retirement as Chief Financial Officer and Treasurer of the Company effective March 31, 2020. Amounts in this row are also reported in the 2020 Summary Compensation Table.

(4)	Mr. Sadrian’s term as a director expired immediately prior to our 2020 annual meeting.

As of December 31, 2020, non-employee directors held the following number of equity awards: Ms. Foote, 752 RSUs and 4,386 stock options; Mr. Gilhuly, 752 RSUs and 1,927 stock options; Mr. Ingram, 752 RSUs and 111,615 stock options (of which 109,688 stock options were granted to Mr. Ingram during employment with us as our Chief Financial Officer and Treasurer); Ms. Reller, 752 RSUs and 4,386 stock options; Mr. Sharples, 752 RSUs and 2,593 stock options; Mr. Singh, 752 RSUs and 4,386 stock options; Ms. Stoner, 752 RSUs and 4,386 stock options; and Ms. Zwickert, 752 RSUs and 1,927 stock options.

Changes to our Director Compensation Policy for 2021

Our Board regularly reviews the total compensation of our non-employee directors and each element of compensation under our Director Compensation Policy to ensure that it remains market competitive and aligned with the interests of our shareholders. Our Board amended the Director Compensation Policy in January 2021 to improve alignment of our director compensation practices with those of our peer group. Under the amended policy, the amounts of certain annual cash retainers and the value of the annual equity award increased and the equity awards to our non-employee directors will consist solely of restricted stock units beginning with the 2021 annual meeting of shareholders.

Non-Employee Director Equity Ownership Guidelines

Our Board has adopted stock ownership guidelines for our executive officers and non-employee directors which set minimum stock ownership requirements at a total value equal to five times such director’s annual cash retainer for Board service. Non-employee directors are expected to initially satisfy the guidelines five years following their initial election or appointment to the Board, or by December 31, 2024 for non-employee directors serving on July 25, 2019. As of April 9, 2021, all our currently serving non-employee directors were either in compliance with the stock ownership guidelines or were within the compliance period and making appropriate progress.

Corporate Responsibility and Sustainability

Avalara is committed to being a good steward of the environment and social landscapes in which we operate to create a more sustainable world. More information about our ESG efforts and initiatives is available at investor.avalara.com/sustainability.

Our People

Company Culture

We believe our corporate culture provides an advantage in recruiting new employees and retaining our best talent, as well as driving behaviors across our entire organization that help us succeed. This culture is characterized in the many employees who embody our nine success traits: optimism, passion, adaptability, humility, fun, ownership, curiosity, urgency, and simplicity. The rallying point of our culture is the color orange. Our employees wear this color with pride every day, and we have trademarked the slogan “The Power of Orange.”

Employee engagement is critical to our success and a component of our executive and leadership bonus plan. Beginning in 2019, we engaged a leading polling and analytics firm to measure our employee engagement performance and have invested in company-wide initiatives to support our engagement goals. Please see “Compensation Discussion and Analysis—Annual Cash Incentive Bonus – Pay-for-Performance Aligned with Company Strategy” below for more information about the incorporation of employee engagement as a component of our executive and leadership bonus plan. We are committed to continuous improvement through our investments in coaching, mentorship, training, and other initiatives designed to support the well-being and development of our employees. These initiatives include an employee assistance program, commuter benefits, professional training and development platforms and opportunities, tuition reimbursement for eligible employees, and free and subsidized exercise and mindfulness programs.

In response to the COVID-19 pandemic, we launched several initiatives to support our global workforce. We provided a remote work stipend program to our employees. To support working parents, we bolstered our existing AvaKids program for the children of full-time Avalara employees to introduce weekly, virtual learning opportunities, programs, and events. The company also hosted virtual employee events, including yoga sessions, trivia games, contests, a global talent show, cooking classes, and other diverse event programming. As further support, we also launched an employee resource group for remote workers. To assess the impact of these and other Avalara pandemic initiatives, in 2020 we conducted employee surveys to help us understand how the company was addressing employee concerns specifically relating to the impact of the pandemic. For our efforts, we won in the “Virtual Wellbeing Program” category of Ragan’s 2021 Employee Communications Awards.

Diversity and Inclusion

We believe in the value of a diverse culture, beginning from the top as demonstrated by the presence of four women on our Board of Directors, and extending into our commitment to a diverse workforce. We have a number of employee resource groups that enhance our inclusive and diverse culture, including Women of Avalara, Veterans of Avalara, Prism (LGBTQ+), Access (disability), and Ujima (African American/Black). We continue to recruit technical talent in diverse communities, including by engaging as a sponsor of the annual Grace Hopper Celebration (the world’s largest gathering of women technologists) and AfroTech (a multicultural tech conference that brings leaders in technology and business together to exchange ideas and build a strong Black technology community). We require anti-harassment training as part of our new employee onboarding process and regularly for all employees, and we also conduct managing bias training for our leadership and executive teams.

Environmental Sustainability

Avalara is committed to responsible management of our energy consumption, waste, and recycling methods. We encourage recycling and composting in our offices, provide water dispensers in many of our office locations to encourage use of reusable containers, donate or recycle equipment we no longer use, provide compostable materials and/or reusable dishware and cutlery, and provide a public transportation stipend to employees and encourage alternative modes of transportation. Our offices are located near public transportation hubs and provide end-of-trip amenities including bike storage, locker rooms, and showers. Avalara Hawk Tower, the company’s Seattle headquarters, achieved Silver LEED.

In addition, we are continually looking at ways to include more sustainable practices in our everyday work and are committed to partnering with vendors who share our commitment to strong corporate responsibility and sustainability practices.

Executive Officers

Our executive officers and their positions and respective ages as of April 20, 2021 are:

Name	Age	Position
Scott McFarlane	64	Chairman and Chief Executive Officer
Ross Tennenbaum	43	Chief Financial Officer and Treasurer
Amit Mathradas	46	President and Chief Operating Officer
Alesia Pinney	57	Executive Vice President, Chief Legal Officer, and Secretary

Our executive officers and key employees serve at the discretion of the Board. Biographical information for Mr. McFarlane is provided above.

Ross Tennenbaum has served as our Chief Financial Officer and Treasurer since April 2020 and previously served as Executive Vice President of Strategic Initiatives from March 2019 to March 2020. Prior to joining Avalara, Mr. Tennenbaum served as a vice president and later managing director in the technology investment banking division at Goldman Sachs, a financial services firm, from September 2014 to March 2019. Mr. Tennenbaum holds a B.S. with concentrations in Finance and Economics from the University of Florida and an M.B.A. from The Wharton School of the University of Pennsylvania.

Amit Mathradas has served as our President and Chief Operating Officer since March 2019. Prior to joining Avalara, from November 2015 to March 2019, Mr. Mathradas served as General Manager and Head of North American Small Business at PayPal, a digital payments company, where he led the company’s small business segment, managing teams responsible for acquisition, activation, cross-sell, and retention of small businesses. Prior to PayPal, from September 2013 to October 2015, Mr. Mathradas served as Senior Vice President and General Manager of Web.com, an internet services offering, focusing on small businesses. Mr. Mathradas holds a bachelor’s degree from Wittenberg University and an M.B.A. from Northwestern University’s Kellogg School of Management.

Alesia Pinney has served as our Chief Legal Officer (formerly entitled “General Counsel”) since April 2013, our Secretary since September 2013, and an Executive Vice President since March 2014. Ms. Pinney currently serves on the boards of directors of Sharkbite Games, a private video game development studio, and Winc, a private omni-channel winery. Ms. Pinney holds a B.A. in Business Administration in Accounting from Seattle University, a Master of Taxation from the University of Denver, College of Law, and a J.D. from Seattle University School of Law.

Compensation Discussion and Analysis

This Compensation Discussion and Analysis provides information about the compensation for the following current and former executive officers in 2020 (our “named executive officers”), including the material elements of our executive compensation program, an overview of our executive compensation philosophy, and how and why our Compensation and Leadership Development Committee made specific compensation decisions for our named executive officers.

Our 2020 named executive officers are:

Name	Position
Scott McFarlane	Chairman and Chief Executive Officer
Ross Tennenbaum(1)	Chief Financial Officer and Treasurer
William Ingram(2)	Former Chief Financial Officer and Treasurer
Amit Mathradas	President and Chief Operating Officer
Alesia Pinney	Executive Vice President, Chief Legal Officer, and Secretary

(1)	Mr. Tennenbaum was appointed as our Chief Financial Officer and Treasurer effective April 1, 2020.

(2)	Mr. Ingram retired as Chief Financial Officer and Treasurer of the Company effective March 31, 2020.

Executive Summary

Our Business

Avalara is a leading provider of tax compliance automation for businesses of all sizes. Every business, regardless of size, faces a bewildering and burdensome array of constantly shifting transaction tax collection, reporting, and remittance obligations imposed by a patchwork of local, regional, state, and national taxing authorities. The rise of omnichannel commerce and international trade has increased this compliance burden. Avalara’s mission is to eliminate this burden and allow companies to focus on their core operations. We offer a leading suite of cloud-based solutions to assist companies with transactional tax and related compliance requirements. This multi-product platform – the Avalara Compliance Cloud – consists of calculation, returns, compliance document management, licensing and registration, tax content, and insight solutions. Our vision is for the Avalara Compliance Cloud to be the leading, category-defining, global cloud compliance platform.

2020 Business Results

In 2020, we delivered another strong year of financial performance and execution despite the on-going COVID-19 pandemic and macroeconomic uncertainties, reflecting the adaptability and resiliency of our business. We achieved strong revenue growth driven by the addition of new and expansion of existing customers, and we generated record free cash flow during the year. Our significant fiscal year 2020 financial and operational results include the following highlights.

●	Total revenue was $500.6 million, an increase of 31% year-over-year

●	GAAP gross margin was 71%, compared to 70% in fiscal year 2019. Non-GAAP gross margin was 74%, compared to 72% in fiscal year 2019

●	GAAP operating loss was $62.0 million, compared to $55.9 million in fiscal year 2019. Non-GAAP operating loss was $3.1 million, compared to $14.4 million in fiscal year 2019

●

Net cash provided by operating activities was $42.6 million, compared to $22.2 million provided by operating activities in fiscal year 2019. Free cash flow was $34.0 million, compared to $12.0 million in fiscal year 2019

●	Total core customers increased to 14,890, up from 12,150 at the end of 2019

We define a core customer as a unique account identifier in our U.S. billing systems (multiple companies or divisions within a single consolidated enterprise that each have a separate unique account identifier are each treated as separate customers); that is active as of the measurement date; and for which we have recognized, as of the measurement date, greater than $3,000 in total revenue during the last twelve months.

To supplement our results determined in accordance with GAAP, we provide investors with certain non-GAAP financial measures, including non-GAAP gross margin, non-GAAP operating loss, and free cash flow. For a full reconciliation for each non-GAAP financial measure to the most directly comparable financial measure stated in accordance with GAAP, please see pages 48-51 of our Annual Report on Form 10-K for the fiscal year ended December 31, 2020.

Return to Shareholders

We have delivered significant cumulative total return, as evidenced by the chart below, which shows how a $100 investment in Avalara on June 15, 2018 (the date our common stock commenced trading on the New York Stock Exchange) would have grown to $366.91 on December 31, 2020. The chart also compares the cumulative total return on an investment in our common stock to the same investment in the S&P 500 Index and the RDG Software Composite over the same period.

The stock price performance graph is not necessarily indicative of future price performance.

2020 Executive Compensation Highlights

In 2020, we took the following key actions with respect to named executive officer compensation:

Use of Peer Group Data

●  We utilized a formal peer group and other market data as a reference point in setting target annual compensation elements, total target annual compensation, and other elements of our executive compensation program.

Moderate Changes to Target Cash Compensation

●  Base salary increases (ranging from 0% to 10.6%) were primarily to ensure competitive base salaries among the peer companies for whom we compete for talent.

●  Mr. McFarlane’s target annual bonus, as a percentage of his annual base salary, was unchanged from his 2019 percentage. In connection with his promotion to Chief Financial Officer, Mr. Tennenbaum’s target annual bonus percentage was increased by 15 percentage points over his 2019 percentage. Mr. Mathradas’ and Ms. Pinney’s target annual bonus percentages were increased by 5 percentage points over their respective 2019 percentages.

●   Mr. McFarlane’s base salary increased by 5.3% to $500,000 to remain market-competitive.

Pay-for-Performance for Annual Incentive Bonus

●  The cash-based 2020 annual executive and leadership bonus plan (“2020 Incentive Plan”) continued the historical practice of setting performance goals that were challenging and designed to appropriately incentivize strong performance. Actual bonus payouts for executives can vary below and above target, depending on company performance against the performance metrics.

●  Earned bonuses for the named executive officers ranged from 141% to 143% of their target bonuses. Mr. McFarlane earned 143% of his target annual incentive bonus for 2020.

Long-Term Equity Grants

●  Long-term equity awards that vest over multiple years comprise the largest component of each named executive officer’s compensation.

●  Mr. McFarlane’s aggregate grant value for 2020 equity awards, comprising stock options and restricted stock units, was $7,797,548 due to retention needs, his individual performance, and to incentivize his continued long-term stewardship of the Company.

Elimination of CEO Perquisites

●  Certain perquisites to our Chief Executive Officer were discontinued by the end of 2020 and in 2021 he will no longer receive any perquisites not available on the same basis to all our U.S. employees.

New CFO – Mr. Tennenbaum	● Mr. Tennenbaum became our Chief Financial Officer and Treasurer effective April 1, 2020 and executed our customary employment agreement for executive officers.

In 2020, we conducted our first Say-on-Pay vote and commenced active engagement with shareholders to obtain additional feedback on our compensation program and practices and other governance practices. Actions we took in response to this engagement are discussed under “Shareholder Engagement and Responsiveness.” For 2021, these actions included the transition to performance share units in lieu of stock options for executive officers and elimination of perquisites to our Chief Executive Officer.

Executive Compensation Policies and Practices

We seek to maintain executive compensation policies and practices that reflect sound governance standards. Our Compensation and Leadership Development Committee evaluates our executive compensation program on a regular basis to ensure that it is consistent with our short-term and long-term goals, given the nature of our business and the competitive market in which we compete for executive talent.

✓ What we do	✗ What we don’t do

✓ Independent Committee. The Compensation and Leadership Development Committee consists solely of independent directors.

✓ Independent Compensation Advisor. The Compensation and Leadership Development Committee engages an independent compensation consultant.

✓  Use of Peer Group and Market Compensation Data. We review compensation data of peer companies, supplemented by other market data, to ensure competitive positioning while retaining significant flexibility. We annually review the composition of our peer group.

✓ Pay-for-Performance Philosophy. Annual incentive compensation is at-risk and tied to achievement of financial and operational goals. 80% of our named executive officers’ target cash bonus is based on objective corporate performance measures. Stock options tie value to stock price appreciation. Performance share units payable only if financial performance goals are met over a multi-year period were introduced in 2021.

✓  Reasonable Severance. We have reasonable, market competitive severance and change in control benefits.

✓  Double-Trigger Change in Control for Employment Agreements. Our employment agreements provide change in control benefits only upon certain qualifying terminations.

✓ Robust Stock Ownership Guidelines. We require all executive officers to maintain minimum stock ownership at significant levels to reinforce management alignment with shareholders.

✓  Annual Succession Planning. The Compensation and Leadership Development Committee annually reviews and discusses with the Board the retention of executive officers and oversees succession planning.

✓ Annual Review of Compensation Risk and Risk Mitigation. The Compensation and Leadership Development Committee annually reviews our compensation programs to confirm that they do not encourage excessive or inappropriate risk-taking. Our compensation program mitigates undue risk by including caps on the maximum level of payouts, multiple performance metrics, and Board and management processes to identify risk.

✓  Regular Reviews of Share Utilization. Management and the Compensation and Leadership Development Committee regularly evaluate share utilization levels by reviewing the cost and dilutive impact of equity compensation.

✓ Annual Say-on-Pay Vote.

✓ Limited Perquisites. Effective for 2021, we discontinued the perquisites previously provided to our Chief Executive Officer, except for those available on the same basis to all US. employees.

✗   No Guaranteed Bonuses. We do not provide guaranteed bonuses, except for limited inducements for new hires.

✗   No Pension/Defined Benefit or Supplemental Executive Retirement Plans.

✗   No Tax Reimbursements on Severance, Change in Control, and Other Payments, except Certain Legacy Perquisites. Perquisites to our Chief Executive Officer that are not available on the same basis to all our employees and related tax-gross ups were fully discontinued in 2021.

✗   No Repricing of Underwater Stock Options without Stockholder Approval.

✗   No Hedging or Pledging Permitted. We prohibit our employees, including our executive officers, and non-employee members of our Board from hedging or pledging our securities.

Executive Compensation Philosophy and Objectives

The Compensation and Leadership Development Committee recognizes that our compensation philosophy must address the shared interests and varied focus areas of multiple parties, including employees, the Board, shareholders, and other stakeholders. Our executive compensation program is designed to achieve the following primary objectives.

●	Attract, motivate, and retain highly qualified executive officers committed to our success and future growth

●	Reward the achievement of key performance measures that are linked to the Company’s business strategy

●	Reinforce alignment of management with the goal of creating long-term shareholder value

●	Maintain reasonable internal pay parity, but reward outstanding individual, team, and Company results

The Compensation and Leadership Development Committee seeks to set both individual pay components and total compensation competitively. While market data is reviewed for context, actual pay decisions reflect the Compensation and Leadership Development Committee’s discretion and judgement based on the following factors.

●	Scope of role, promotion, impact on organization, individual performance, experience, skills, and criticality

●	Company performance on key metrics

●	Pay parity considerations across different executives at similar levels, scope, and experience

Shareholder Engagement and Responsiveness

2020 Say-on-Pay Results and Engagement with Shareholders

Company management, the Compensation and Leadership Development Committee, and the Board value the opinions of our shareholders. We held our first annual Say-on-Pay vote since becoming a public company at our 2020 annual meeting. At our 2020 annual meeting of shareholders, we received approximately 61% shareholder support for our Say-on-Pay vote proposal, which was significantly below our expectations.

Company management welcomes conversations and regularly talks with shareholders. In response to the results of the Say-on-Pay advisory vote, we asked shareholders owning approximately 39% of our shares (as of December 31, 2020) to help us better understand shareholder voting decisions, and to provide additional feedback on our compensation program and practices and other governance topics. Our efforts resulted in discussions about these matters with shareholders owning approximately 31% of shares (as of December 31, 2020). Company participants in these discussions included our Chief Financial Officer and Treasurer, and Vice President of Investor Relations.

Our shareholders expressed continued support for management and the overall strategy and performance of the Company, and many shareholders noted that our programs are consistent with programs of companies of similar public tenure. They also provided constructive feedback about our compensation plans. The shareholder feedback we received was reported to our Board. The Compensation and Leadership Development Committee carefully considered this feedback and either implemented or recommended to the Board for implementation several changes to our compensation program structure and disclosure practices, described in more detail below.

What we heard	How we responded
Equity awards are not performance-based

Beginning in 2021, our executive officers’ long-term equity awards will include performance share units (“PSUs”) in lieu of stock options. PSUs will be payable only if threshold performance goals are met over a multi-year period.

●   Our CEO’s long-term equity awards will be weighted 60% PSUs and 40% time-based RSUs

●   Other executive officers’ equity awards will be weighted 50% PSUs and 50% time-based RSUs

Desire for increased disclosure about our annual cash incentive compensation program, including award accelerators and individual performance considerations

We expanded our annual cash incentive compensation program disclosure to more fully demonstrate its pay-for-performance alignment. We have included additional detail around award accelerators and individual performance considerations.

Concern with CEO perquisites	In 2020, we discontinued all perquisites for our CEO that are not available on the same basis to all employees.
Magnitude of CEO equity award

The Compensation and Leadership Development Committee and the Board carefully considered shareholder feedback regarding the CEO equity award. In conjunction with the shift to PSU grants in lieu of stock options, the Board determined that the magnitude of the CEO equity award was appropriate to align his long-term interests with those of our shareholders.

The Compensation and Leadership Development Committee otherwise reviewed our compensation program and determined that the program meets the Company’s objectives, including motivating and retaining our executive officers and aligning management’s interests with the goal of creating long-term shareholder value and rewarding the achievement of key performance measures that are linked to the Company’s business strategy. Following our 2020 Say-on-Pay vote, equity awards will be granted that become payable based on the continued financial success of the Company, measured by revenue compound annual growth rate (the primary metric on which Avalara is valued) for 2021 grants. Please see “Compensation Discussion and Analysis—Long-Term Equity Incentive Compensation” below for more information.

The changes to executive officer equity awards were made in early 2021 and as a result will be reflected in the compensation disclosures in next year’s proxy statement. The compensation decisions reflected in this year’s proxy statement tables reflect approvals that were made in early 2020, prior to receiving the results of last year’s Say-on-Pay vote. We intend to hold our Say-on-Pay vote on an annual basis and, as we did in 2020, will continue to take into consideration the results of the advisory votes on our executive compensation program.

2020 Compensation-Setting Process

Role of Compensation and Leadership Development Committee

The Compensation and Leadership Development Committee reviews and approves or recommends to the Board for approval all forms of compensation to be provided to the executive officers of the Company. The Compensation and Leadership Development Committee also has overall responsibility for overseeing our compensation and benefits policies generally, and overseeing and evaluating the compensation plans, policies, and practices applicable to our Chief Executive Officer and other executive officers.

Role of Compensation Consultant

For 2020, the Compensation and Leadership Development Committee retained Compensia, a compensation consulting firm, to continue to serve as its compensation consultant and approved the terms of such engagement. Compensia has been engaged as a compensation consultant since 2013. Among other matters impacting our 2020 compensation program for named executive officers, Compensia assisted in establishing our 2020 peer group, evaluated our compensation philosophy, provided a total direct compensation analysis for executive officers and other senior management based on our peer group and other market data, made recommendations on compensation for newly hired executives, and made suggestions regarding target compensation and compensation programs based on our pay philosophy, business objectives, and shareholder alignment.

Role of Management

The Compensation and Leadership Development Committee also works with members of our management, including our Chief Executive Officer. Our management assists the Compensation and Leadership Development Committee by providing information on corporate and individual performance, and management’s perspective and recommendations on compensation matters, including performance metrics and programs generally.

Typically, our Chief Executive Officer will make recommendations to the Compensation and Leadership Development Committee regarding compensation for our executive officers, except with respect to his own compensation. The Compensation and Leadership Development Committee utilizes our Chief Executive Officer in this capacity because he has the most involvement in, and knowledge of, the Company’s business goals, strategies, and performance, the overall effectiveness of the management team, and each person’s individual contribution to the Company’s performance. Other key leaders also provide valuable context for the Company’s human capital management efforts as well as an understanding of peer group and general market practices regarding compensation. At the beginning of each year, our Chief Executive Officer reviews the performance of each of our other executive officers based on the executive officer’s level of success in accomplishing the business objectives established for him or her for the prior year and his or her overall performance during that year, as well as potential for advancement, retention needs, and other subjective factors. The Compensation and Leadership Development Committee reviews and discusses these factors and recommendations with our Chief Executive Officer and uses them as one factor in determining and approving the compensation for our executive officers. Our Chief Executive Officer also attends meetings of our Board and the Compensation and Leadership Development Committee at which executive compensation matters are addressed to the extent requested, except with respect to discussions involving his own compensation. Decisions with respect to our Chief Executive Officer’s compensation are made by our Compensation and Leadership Development Committee in executive session or, as in 2020, by the full Board except Mr. McFarlane.

Use of Comparative Peer Group and Market Data

For purposes of assessing our executive compensation against the competitive market as well as our compensation programs, plan design, and total equity utilization, the Compensation and Leadership Development Committee reviews and considers the compensation levels and practices of a select group of peer companies. The 2020 peer group consists of technology companies that are similar to us based on revenue, market capitalization, industry sector, and other relevant factors. The Compensation and Leadership Development Committee intends to review our compensation peer group each year and adjust its composition if warranted. The companies in the 2020 peer group were determined, in consultation with Compensia, using the following criteria.

●	Revenue: approximately 0.4x to 2.5x our last four fiscal quarter revenue as of October 2019 of approximately $323 million (approximately $129 million to $808 million)

●	Market Capitalization: approximately 0.33x to 3.0x our market capitalization as of October 2019 of approximately $6.3 billion (approximately $2.1 billion to approximately $19.0 billion)

●	Industry Sector: cloud-based software companies (primary focus) and other software companies (secondary focus)

●	Other Factors: high revenue growth, high market capitalization to revenue multiple, business-to-business model, and located in Pacific Northwest or Silicon Valley

In selecting the following 2020 peer group, the Compensation and Leadership Development Committee included companies that resulted in us being near the median of the group, in terms of both revenue and market capitalization.

Alteryx	Coupa Software	Paylocity Holding	Twilio
Anaplan	DocuSign	PROS Holdings	Workiva
AppFolio	HubSpot	Q2 Holdings	Zendesk
BlackLine	New Relic	RingCentral	Zuora
Cornerstone OnDemand	Paycom Software	Smartsheet

The following companies in the 2019 peer group were not selected for the 2020 peer group: Apptio and Ellie Mae, due to being acquired; and Benefitfocus, Bottomline Technologies, and SPS Commerce, due to low market capitalization, low revenue growth, not being located in a comparable geography, and, with respect to Benefitfocus and SPS Commerce, lower revenue.

Compensation Setting

In setting the elements of compensation for our named executive officers, the Compensation and Leadership Development Committee reviewed the base salaries, annual incentives, total cash compensation, long-term incentives, and total direct compensation of our named executive officers compared to those compensation elements for similarly situated executives at the companies in our compensation peer group. To analyze the compensation practices of our peer group, Compensia provided compensation data at the 25th, 50th, and 75th percentiles for our compensation peer group.

This compensation data was then used as a reference point for the Compensation and Leadership Development Committee to assess our current compensation levels in the course of its deliberations on compensation forms and amounts. The Compensation and Leadership Development Committee maintains significant flexibility to respond to evolving business conditions and to determine individual pay and did not benchmark any compensation element to a specific percentile. Rather, the Compensation and Leadership Development Committee relies on its collective experience and knowledge, its past practices, our overall performance, and other considerations it deemed relevant when setting our executives’ compensation. See the factors set forth above under “– Executive Compensation Philosophy and Objectives.” No single factor is determinative in setting compensation levels, nor is the impact of any individual factor on the determination of pay levels quantifiable. We also consider potential risks in our business when designing and administering our executive compensation program.

We review the base salary levels, annual cash bonus opportunities, and long-term equity incentive compensation opportunities of our executive officers and all related performance criteria at the beginning of each year, or more frequently as warranted.

Compensation Elements

Key Elements, Objectives and Features of Compensation Elements

In 2020, our executive compensation program included base salaries, annual incentive bonuses, and long-term equity compensation in the form of stock options and RSUs. As mentioned above, PSUs based on revenue goals have been introduced for 2021 as a new long-term equity award in replacement of stock options. The below table describes how each component is intended to satisfy the primary objectives of our executive compensation program.

Element	Type	Compensation Form	Objectives	Key Features

Base Salary	Fixed	Cash	● Designed to attract and retain highly talented executives by providing fixed compensation amounts that are competitive in the market	● Initially established pursuant to employment agreement ● Reviewed annually ● Historically year-to-year changes have been limited and based upon peer group benchmarking and discretionary factors

Annual Cash Incentive Bonus	Variable	Cash

●  Designed to promote the success of the Company by rewarding executives and eligible employees for outstanding results related to Company strategy, as well as promoting motivation and retention of high performing employees

●  Bonus target as a percentage of base salary

●  80% corporate performance metrics (four core financial metrics and one customer metric, weighted equally), and additional performance measures that can increase payout

●  20% individual performance metric

Long-Term Equity Incentive Compensation	Variable		● Designed to align the long-term interests of our executives and our shareholders, support retention, encourage equity ownership, and provide motivational value

		RSUs	● RSUs provide full value upon vesting to address retention needs	● For 2020, 70% of target equity award, with four-year time-based vesting

		Stock Options	● Stock options provide focus on upside and further value creation to shareholders	● For 2020, 30% of target equity award, with four-year time-based vesting ● In 2021, replaced with PSUs

		PSUs (new for 2021)	● Vest based on achievement of revenue goals over a three-year measurement period (with certain annual interim vesting possible)	● For 2021 awards, to be 60% of target equity award for the CEO and 50% for other executive officers

Base Salary

Generally, we establish the initial base salaries of our executive officers through arm’s-length negotiation at the time of hire, taking into account their position, qualifications, experience, prior salary level, and the base salaries of our other executive officers. Thereafter, the Compensation and Leadership Development Committee reviews the base salaries of our executive officers each year as part of its annual compensation review.

In January 2020, the Compensation and Leadership Development Committee conducted its annual compensation review. The Board approved a base salary increase for Mr. McFarlane, upon the recommendation of the Compensation and Leadership Development Committee, and the Compensation and Leadership Development Committee approved a base salary increase for Ms. Pinney, each effective April 1, 2020, to bring their base salaries to levels that were competitive with those of similarly situated executives at the companies in our 2020 peer group.

Name	2019 Annual Base Salary ($)	2020 Annual Base Salary ($)	Increase (%)
Scott McFarlane	475,000	500,000	5.3
Ross Tennenbaum(1)	-	380,000	-
William Ingram	330,000	330,000	-
Amit Mathradas	450,000	450,000	-
Alesia Pinney	302,768	335,000	10.6

(1)	Mr. Tennenbaum was appointed as our Chief Financial Officer and Treasurer effective April 1, 2020.

Annual Cash Incentive Bonus – Pay-for-Performance Aligned with Company Strategy

In January 2020, the Compensation and Leadership Development Committee, with input from management, adopted our 2020 Incentive Plan, which was designed to promote the success of the Company by rewarding executives and eligible employees for outstanding business results, as well as promoting retention of high performing employees. A significant portion of the 2020 Incentive Plan was based on the Company’s actual achievement against pre-established target levels for corporate performance measures. An executive’s annual cash bonus payment is determined by multiplying the executive’s target bonus percentage by the percentage earned based on the levels at which the applicable performance goals are achieved.

For purposes of the 2020 Incentive Plan, target annual incentive opportunities were set as a percentage of each participant’s base salary. In January 2020, the Compensation and Leadership Development Committee reviewed the target annual cash bonus opportunities of our executive officers, taking into consideration the recommendations of our Chief Executive Officer (except with respect to his own target annual cash bonus opportunity) as well as other factors described under “– Executive Compensation Philosophy and Objectives” above. Following this review, the Compensation and Leadership Development Committee decided to maintain Mr. McFarlane’s target annual incentive opportunities at his 2019 percentage. Mr. Tennenbaum’s target annual incentive opportunity as a percentage of base salary increased from 60% to 75% in connection with his appointment as Chief Financial Officer and Treasurer. Mr. Mathradas’ and Ms. Pinney’s target annual bonus percentages were increased by 5 percentage points over their respective 2019 percentages. The dollar amount of the bonus targets increased for executive officers to the extent base salaries were increased, as described above.

The 2020 target annual incentive opportunities for our named executive officers were:

Name	2020 Target Annual Cash Incentive Opportunity (% of base salary)	2020 Target Annual Cash Incentive Opportunity ($)
Scott McFarlane	100	493,750
Ross Tennenbaum	75	275,625
William Ingram	n/a	n/a
Amit Mathradas	85	382,500
Alesia Pinney	60	196,165

Due to Mr. Ingram’s retirement in 2020, he was not eligible to receive an annual cash bonus.

Corporate Performance Measures

The Company used five corporate performance metrics, weighted equally, to measure corporate performance under the 2020 Incentive Plan. The metrics were (i) new and upsell bookings (defined as an estimate of the 12-month value of new or upgraded signed contracts for our services), (ii) GAAP revenue, (iii) non-GAAP gross margin (defined as the difference between revenue and non-GAAP cost of goods sold divided by revenue), (iv) operating cash flow (a measure of cash generated by our normal business operations and calculated in accordance with GAAP), and (v) a metric reflecting customers at risk (a leading indicator of customer satisfaction, measured both as an average during 2020 to promote improvement throughout the year, and at year-end to promote a good starting state for 2021). Collectively, these five components comprise 80% of the participant’s total target performance bonus. The Compensation and Leadership Development Committee believes that these metrics provide incentives to achieve, and are strong indicators of our successful execution of, our annual operating plan.

Achievement of each performance metric is determined independently of any other metric. Achievement of target level for a corporate performance metric results in 100% funding for that corporate performance metric. Achievement between the threshold and maximum performance for a metric results in a bonus funding percentage on a sliding scale between 25% and 200% of target, respectively, for such corporate performance metric. In January 2020, our Compensation and Leadership Development Committee set the payout levels for each of the corporate performance metrics, as set forth below. All threshold levels for 2020 performance represent an increase from 2019 actual performance. The Compensation and Leadership Development Committee considered the target performance levels challenging but achievable.

The payouts at different percentages of achievement for each of the 2020 corporate performance metrics were:

2020 Corporate Performance Metrics ($ in 000s)

Metric	25%	50%	75%	100% (target)	150%	200% (maximum)	Weight in Corporate Performance Metric

New and Upsell Bookings	$207,000	$210,000	$214,000	$218,000	$228,000	$236,000	20%

Revenue	$460,000	$470,000	$480,000	$485,000	$497,000	$515,000	20%

Non-GAAP Gross Margin	71.5%	72.0%	72.5%	73.0%	74.0%	75.0%	20%

Operating Cash Flow	$6,000	$9,000	$12,000	$15,000	$25,000	$ 35,000	20%

Customers at Risk 2020 Average	17.87	17.50	17.14	16.77	16.22	15.68	10%

2020 Year-End	17.50	16.77	16.04	14.95	14.22	13.13	10%

Corporate Metrics Weight in Total Target Performance Bonus							80%

Once the total percentage achievement of the corporate performance metrics is determined, this percentage may be increased if certain additional performance metrics, referred to as “accelerators,” are satisfied. Specific accelerators are selected to incent behaviors consistent with high-performing teams and the achievement of critical business objectives that facilitate long-term success. For 2020, three accelerators applied: (i) employee engagement at or above 4.04 out of 5.00 by the end of 2020, measured by a leading third-party polling and analytics firm; (ii) achievement of a “magic number” target of 1.0 or higher, calculated as a ratio of estimated recurring revenue for every sales and marketing dollar spent; and (iii) annual revenue churn below 3.5%. Achievement of an accelerator results in a 10% increase in the aggregate funding percentage of the corporate performance component. For example, if achievement of the five corporate performance metrics is calculated to be at 120% and one accelerator target is met (i.e., 10%), final Company performance would be at 132%.

Individual Performance

Under the 2020 Incentive Plan, an evaluation of each executive officer’s individual performance comprises 20% of the total target performance bonus. Generally, this evaluation involved, in the case of our Chief Executive Officer, an evaluation of his performance by the Compensation and Leadership Development Committee and the Board and, in the case of our other executive officers, an evaluation by our Chief Executive Officer and discussion with the Compensation and Leadership Development Committee. These evaluations were based on a review of the various individual performance goals established for our executive officers during our annual performance evaluation process. Such performance goals reflect each individual executive officer’s position or function within the company and included factors that reflected corporate or departmental goals or specific operational goals within an executive officer’s area of responsibility. Generally, individual performance is based on a determination of whether the individual is a high contributor (100% to 130% payout of the individual performance factor), core contributor (up to 100% of the individual performance factor), or low contributor (0% to 50% of the individual performance factor).

2020 Annual Cash Bonus Determinations

In January 2021, the Compensation and Leadership Development Committee, based on its evaluation, as well as the recommendation of our Chief Executive Officer for certain components, determined the cash bonus payments for our executive officers pursuant to the 2020 Incentive Plan. The plan requires participants to be actively employed as of the bonus payment date, which was March 15, 2021.

The Compensation and Leadership Development Committee reviewed our actual performance against the five corporate performance metrics and determined that we had achieved 117% funding.

Metric	100% (target)	Actual Results	Earned (%)	Weight (%)	Total Weighted Attained (%)
New and Upsell Bookings ($ in 000s)	$218,000	$212,940	68.4%
Revenue ($ in 000s)	$485,000	$500,569	159.9%
Non-GAAP Gross Margin	73.0%	73.6%	131.3%
Operating Cash Flow ($ in 000s)	$ 15,000	$ 42,618	200.0%
Customers at Risk (2020 Average)	16.77	19.57	0.0%
Customers at Risk (2020 Year-End)	14.95	19.51	0.0%
Corporate Performance Metrics			112%	80%	90%
Impact of Accelerators(1)			34%	80%	27%
Total Corporate Performance Metrics					117%

(1)	The Compensation and Leadership Development Committee determined that all three accelerators were achieved.

Our Chief Executive Officer evaluated the achievement of each other executive officer against his or her individual performance objectives and formulated a recommendation for each such executive officer’s annual cash bonus for consideration by the Compensation and Leadership Development Committee. These recommendations were based on our Chief Executive Officer’s assessment of each individual’s contributions against the personal performance objectives during the year, taking into consideration key financial, operational, and strategic objectives over which each individual has responsibility and which would help us accomplish our 2020 business plan. In the case of our Chief Executive Officer, the Compensation and Leadership Development Committee evaluated the achievement of the Chief Executive Officer against his individual performance objectives, including in relation to the execution of our 2020 business plan and the financial, operational, and strategic goals included therein, and formulated a recommended annual cash bonus payment for him. The Compensation and Leadership Development Committee determined that Mr. McFarlane earned 130% of his individual performance factor due to the following factors: his leadership in navigating the business continuity, operational, and employee well-being challenges presented by the COVID-19 pandemic, all while guiding the Company to a year in which operational performance exceeded expectations; hiring and managing a world class executive team; and steering the Company to successfully complete three acquisitions. Additionally, the Compensation and Leadership Development Committee confirmed that the following named executive officers earned the respective individual performance measurement based on accomplishment of the following objectives: Mr. Mathradas earned 120% due to his leadership guiding the operations and sales teams though an unprecedented pandemic and delivery of improved marketing efficiency, improved customer experience, and strong financial results in most categories globally; Mr. Tennenbaum earned 125% due to his leadership of the finance function during his first year as the Chief Financial Officer and management of our strategic initiative group and the Company’s August 2020 public offering; and Ms. Pinney earned 120% due to her leadership of the legal function, management of three acquisitions, supervision of the August 2020 public offering, and oversight of the fiscal representative business in Europe.

Based on these evaluations, together with the achievement of the corporate performance-based metrics, the Compensation and Leadership Development Committee approved the following annual cash incentive payments for our named executive officers for 2020. Due to Mr. Ingram’s retirement in 2020, he was not eligible to receive an annual cash bonus.

Name	Target Annual Cash Incentive Payment ($)	Actual Annual Cash Incentive Payment ($)	% of Target Annual Cash Incentive Paid
Scott McFarlane	493,750	705,075	143%
Ross Tennenbaum	275,625	390,836	142%
Amit Mathradas	382,500	538,560	141%
Alesia Pinney	196,165	276,201	141%

Long-Term Equity Incentive Compensation

Beginning in 2019, the Board implemented an annual equity award program for executive officers and other key employees to address retention and incentive objectives. We believe that long-term equity incentive compensation aligns the interests of our executives and our shareholders, supports retention, encourages stock ownership, and provides motivational value.

In March 2020, the Compensation and Leadership Development Committee approved stock option and RSU awards to our executive officers, all of which are to be settled in shares of our common stock. The number of shares of our common stock subject to the stock option and RSU awards granted to our executive officers was determined by the Compensation and Leadership Development Committee. Differentiation was made among our executive officers based on the Compensation and Leadership Development Committee’s review of the competitive market data for their respective positions, the size of the equity awards previously granted to them in anticipation of our IPO, and, with respect to Mr. McFarlane, retention needs, his individual performance, and appropriately incentivizing his continued long-term stewardship of the Company.

The aggregate grant values of the March 2020 awards were allocated 30% to stock options and 70% to RSUs. Due to Mr. Ingram’s retirement in 2020, he was not eligible to receive an equity award in his capacity as an executive officer.

The stock option and RSU awards granted to our named executive officers in March 2020 were as follows:

Name	Stock Option Award (#)	Aggregate Grant Value ($)(1)	Restricted Stock Unit Award (#)	Aggregate Grant Value ($)(1)	Total Target Equity Grant Value ($)
Scott McFarlane	84,940	2,745,000	80,266	6,405,000	9,150,000
Ross Tennenbaum	31,395	1,020,000	29,825	2,380,000	3,400,000
Amit Mathradas	27,701	900,000	26,316	2,100,000	3,000,000
Alesia Pinney	11,634	378,000	11,053	882,000	1,260,000
William Ingram	0	0	0	0	0

(1)

The Compensation and Leadership Development Committee approved a grant value for each award, and then converted the grant value to a number of stock option or RSU awards using an approximation of grant date fair value. The fair values were based on the average closing price of our common stock in accordance with our equity grant strategy. Pursuant to that strategy, we use the average closing price for the 30 days prior to the award’s grant date unless there is a 10% or greater difference between the 30-day average and the closing price on the grant date. In such cases, including for 2020, we instead use the 10-trading day average closing price of our common stock prior to the grant date. Therefore, the aggregate grant values in this table differ from the grant date fair value for such awards set forth in the “2020 Summary Compensation Table.”

Vesting

The time-based RSU awards granted to our named executive officers vest over a four-year period as follows: 20% of the shares vest on the one-year, two-year, and three-year anniversaries of the vesting commencement date (March 5 for 2020 grants), and the remaining 40% of the shares vest on the four-year anniversary, subject to continuous service with us through each vesting date.

The time-based stock option awards granted to our named executive officers vest over a four-year period as follows: 25% of the shares vest on the one-year anniversary of the vesting commencement date and 1/48th of the shares vest each month thereafter, subject to continuous service with us through each vesting date.

Vesting requires continued employment or service until the vesting date, with limited exceptions in the event of certain qualifying terminations of employment, such as termination without cause or termination by the executive officer for good reason, described in “Potential Payments Upon Termination or Change in Control.”

Welfare and Health Benefits

The Company offers a salary deferral 401(k) plan for its U.S. employees, including its executive officers. The plan allows employees to contribute a percentage of their annual compensation, subject to limitations imposed by the Internal Revenue Service. The plan also allows the Company to make a matching contribution, subject to certain limitations. Additional benefits available to our executive officers include medical, dental, and vision insurance, an employee assistance program, health and dependent care flexible spending accounts, a commuter benefit program, health savings accounts, basic and voluntary life and accidental death and dismemberment insurance, and disability insurance. All of these benefits are provided to our executive officers on the same basis as to all of our employees. In 2020, Mr. McFarlane was also eligible to receive additional benefits described directly below.

Perquisites and Other Personal Benefits

Perquisites or other personal benefits are not a significant component of our executive compensation program. Perquisites are offered in situations where we believe it is appropriate to assist an individual in the performance of their duties, to make him or her more efficient and effective, and for recruitment and retention purposes. During 2020, none of our named executive officers received perquisites or other personal benefits that were, in the aggregate, $10,000 or more for each individual, except Mr. McFarlane. Mr. McFarlane received HSA employer contributions, health life insurance premiums paid by the Company (including reimbursement for health insurance premiums paid by Mr. McFarlane in prior years), employee-recognition trip expenses, and Company-paid rent for a Seattle apartment for his use while working in Seattle. Use of the apartment by Mr. McFarlane ceased to be available in October 2020. Named executive officers, including Mr. McFarlane, also received certain tax-gross ups on perquisites. For 2021, all of the foregoing perquisites not available on the same basis to all of our employees and related tax gross-ups were eliminated for Mr. McFarlane and he will no longer receive such benefits.

Reasonable Severance and Change in Control Benefits

Employment Agreements with Each Named Executive Officer

We have written employment agreements with each of our named executive officers, which agreements were approved by the Compensation and Leadership Development Committee or our Board. There is significant competition for talent among software companies and our employment agreements are designed to induce new hires and retain our executive officers, establish target annual compensation and new hire compensation, provide for severance and change in control benefits, and contain confidentiality and general release of legal claims benefits to the Company. We believe the severance and change in control benefits in our employment agreements are reasonable and necessary to ensure that executive officers have the security to make decisions that are in the best long-term interest of the shareholders and to provide continuity of management in the event of an actual or threatened change in control.

Each of our named executive officers has also executed our standard form of proprietary information and inventions agreement. The employment agreements provide that employment with us is “at will.” See “Potential Payments Upon Termination or Change in Control—Executive Employment Agreements” for a description of the material terms of the employment agreements, including specified payments in connection with certain termination events.

We do not provide any tax gross ups to cover personal income taxes that may apply to any severance or change in control benefits. If any payments or benefits payable under the employment agreements will be subject to an excise tax under Section 4999 of the Internal Revenue Code of 1986, as amended (the “Code”), we will pay to the named executive officer either (1) the full amount of such payments or benefits or (2) the full amount, reduced by the minimum amount necessary to prevent any portion from being an excess parachute payment within the meaning of Code Section 280G, whichever results, on an after-tax basis, in the greater amount payable to the named executive officer.

Equity Incentive Plans

Under the 2018 Equity Plan, equity awards held by participants fully accelerate in the event of a change in control if equity awards are not continued, assumed, or substituted (or otherwise not exercised or settled prior to such event). This benefit provides participants assurance that the equity awards of the Company will provide the intended purposes, including ensuring that participants have the security to make decisions that are in the best long-term interest of the shareholders and to provide continuity of management in the event of an actual or threatened change in control. See “Potential Payments Upon Termination or Change in Control” for a description of the material terms of the 2018 Equity Plan and 2006 Equity Incentive Plan (the “2006 Equity Plan”), including specified vesting or acceleration of equity awards in connection with certain termination events.

Equity Award Acceleration Policy for Death or Disability

In July 2019, the Compensation and Leadership Development Committee approved the Equity Award Acceleration Policy, which applies to the Chief Executive Officer, other executive officers who have been employed for at least five years, and specified other employees, and provides applicable parties with full accelerated vesting of time-based equity awards in the event of termination due to death or disability.

Other Compensation Policies Supporting Shareholder Alignment

Robust Stock Ownership Guidelines

All of our executive officers and non-employee members of the Board hold shares of common stock and/or stock-based equity awards that further align their interests with those of our shareholders. Our stock ownership guidelines for our executive officers and non-employee members of the Board require the following minimum stock ownership requirements:

Chief Executive Officer	Other Executive Officers	Non-Employee Directors

6X(1) annual base salary	2X(1) annual base salary	5X annual cash retainer

(1)	Prior to July 28, 2020, stock ownership requirements were five times annual base salary for the Chief Executive Officer and four times annual base salary for other executive officers.

Executive officer ownership levels are determined at least annually using the applicable base salary divided by the average closing price of the common stock as of the applicable measurement date. Executive officers, including the Chief Executive Officer, have five years following their initial appointment to their position to attain the required stock ownership level (or, for the Chief Executive Officer and other executive officers serving on the effective date of the initial stock ownership policy, the later of December 31, 2020 and five years following initial appointment to their position). Shares that count toward the stock ownership requirement include those (i) held directly by the executive, (ii) subject to vested and in-the-money stock options held by the executive, (iii) held by the executive’s spouse or immediate family members residing in the executive’s household, and (iv) held in trust for the economic benefit of the executive or the executive’s spouse or children.

Executive officers must show progress of at least 20% per year until the required stock ownership level is satisfied. Once the required stock ownership level is met or after the initial compliance period, the executive officer must maintain sufficient equity ownership to satisfy the guidelines. All our currently serving named executive officers were either in compliance with our stock ownership guidelines or were within the compliance period and making appropriate progress.

Hedging and Pledging Prohibitions

As part of our Insider Trading Policy, our employees, including our executive officers, and the non-employee members of our Board are prohibited from trading in publicly traded options, such as puts, calls, and other derivative securities, with respect to our securities. This includes any hedging or similar transaction designed to decrease the risks associated with holding shares of our common stock. In addition, our employees, including our executive officers, and the non-employee members of our Board are prohibited from holding our common stock in a margin account or pledging our securities. Our named executive officers and directors had no outstanding pledges as of December 31, 2020.

Timing and Pricing of Equity-Based Grants

The Compensation and Leadership Development Committee and the Board do not coordinate the timing of equity-based grants to employees with the release of material non-public information. In addition, the 2018 Equity Plan prohibits us from reducing the exercise prices of outstanding options, replacing underwater stock options, or undertaking similar actions that would be treated as a repricing under U.S. generally accepted accounting rules without first obtaining shareholder approval.

Tax Implications

Deductibility of Executive Compensation

Section 162(m) of the Code generally prohibits public companies from deducting annual compensation paid in excess of $1,000,000 to any “covered employee.” For this purpose, a “covered employee” includes all our named executive officers.

However, companies that became publicly held prior to December 20, 2019, such as the Company, may not be subject to the Section 162(m) of the Code annual deduction limitation during a limited transition period following the IPO (the “Reliance Period”). For the Company, this period could expire as late as our 2022 annual shareholder meeting. Under this rule, compensation attributable to equity grants that are made, settled, or paid during the Reliance Period may not be subject to the Code Section 162(m) annual deduction limitation. However, the Reliance Period may end sooner in the event of a “material modification” to our equity plans, within the meaning of Section 162(m).

Our Compensation and Leadership Development Committee may consider the impact of Section 162(m) of the Code in approving the compensation of our executive officers; however, our Compensation and Leadership Development Committee may approve compensation that may not be deductible for federal income tax purposes if it believes that such compensation is in our best interests or the best interests of our shareholders. While the transition rule for newly public companies may help minimize the effect of the Section 162(m) deduction limitation, a portion of our executive officer compensation may not be fully deductible for federal income tax purposes. In addition, due to uncertainties surrounding the application of Section 162(m) of the Code, including under the transition relief, no assurance can be given that compensation intended to satisfy the requirements for exemption from Section 162(m) will in fact so qualify.

Change in Control Payments

Each of the named executive officers has an employment agreement with the Company that entitles him or her to certain payments and benefits upon termination of his or her employment by the Company without cause or by the executive officer for good reason, including in connection with a change in control. If any payments or benefits to which he or she would be entitled to receive pursuant to the terms of the applicable agreement or otherwise in connection with a change in control of the Company would result in all or a portion of such payments or benefits being deemed “parachute payments” under Section 280G of the Code and subject to the excise tax imposed by Section 4999 of the Code, such payments and benefits will be reduced to the minimum extent necessary so that they would not result in the imposition of an excise tax under Section 4999 of the Code, provided that no reduction will be made if the named executive officer would receive a greater net after-tax amount absent such reduction. Additional information about the employment agreements with our named executive officers is provided under “Potential Payments Upon Termination or Change in Control—Executive Employment Agreements.”

Other

The Company does not pay tax gross-ups or other reimbursement payments with respect to the excise tax imposed on any person as a result of the application of Sections 4999 or 409A of the Code, except for tax-gross ups on certain perquisites.

Compensation Risk Assessment

Our management regularly assesses and discusses with the Compensation and Leadership Development Committee our compensation programs, policies, and practices for our employees as they relate to our risk management. In this regard, the Compensation and Leadership Development Committee annually undertakes a risk review of our employee compensation programs, policies, and practices to determine whether these programs, policies, and practices contain features that might create undue risks or encourage unnecessary and excessive risk-taking that could threaten our value. Based upon this review, the Compensation and Leadership Development Committee believes that any risks arising from such programs, policies, and practices are not reasonably likely to have a material adverse effect on us.

Report of the Compensation and Leadership Development Committee

The Compensation and Leadership Development Committee has reviewed and discussed with management the Compensation Discussion and Analysis provided above. Based on its review and discussions, the Compensation and Leadership Development Committee recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement and Avalara’s Annual Report on Form 10-K for our fiscal year ended December 31, 2020.

Members of the Compensation

and Leadership Development

Committee:

Kathleen Zwickert (Chair)

Tami Reller

Brian Sharples

Rajeev Singh

Named Executive Officer Compensation Tables

2020 Summary Compensation Table

The following table provides information regarding the compensation of our named executive officers during the fiscal years ended December 31, 2020, 2019, and 2018, as applicable. Titles are those held as of December 31, 2020.

Name and Principal Position	Fiscal Year	Salary(1) ($)	Bonus(2) ($)		Stock Awards(3) ($)	Option Awards(4) ($)	Non-Equity Incentive Compensation(5) ($)	All Other Compensation(6) ($)	Total ($)
Scott McFarlane	2020	493,750	—		5,399,494	2,398,054	705,075	212,949	9,209,322
Chairman	2019	475,000	—		2,848,826	6,755,858	822,225	82,095	10,984,004
and Chief	2018	450,000	—		—	1,107,000	656,550	62,494	2,276,044
Executive Officer
Ross Tennenbaum	2020	367,500	—		2,006,328	891,075	390,836	5,700	3,661,439
Chief Financial Officer and Treasurer
William Ingram	2020	83,769	500		74,937	74,984	—	29,612	263,802
Former	2019	330,000	—		—	3,193,960	342,738	5,600	3,872,298
Chief Financial	2018	330,000	—		—	311,716	282,942	2,700	927,358
Officer and Treasurer(7)
Amit Mathradas	2020	450,000	—		1,770,277	786,229	538,560	9,690	3,554,756
President and Chief Operating Officer	2019	373,558	300,000	(8)	4,275,209	1,787,456	511,326	67,419	7,314,967
Alesia Pinney	2020	326,942	—		743,535	330,204	276,201	11,139	1,688,021
Executive Vice President, Chief Legal Officer, and Secretary	2019	302,768	—		911,617	383,272	233,116	10,551	1,841,324
	2018	282,768	—		—	330,011	181,834	2,700	797,313

(1)	Amounts in this column represent base salary earned during the fiscal year.

(2)	Amounts in this column represent non-incentive-based bonuses earned during the year.

(3)

Amounts in this column represent the aggregate grant date fair value of RSUs granted to the named executive officers during the fiscal year, as computed in accordance with ASC Topic 718, without regard to estimated forfeitures related to service-based vesting conditions. For more information regarding these awards and the calculation of fair value, refer to the Company’s disclosure in its Annual Report on Form 10-K for the fiscal year ended December 31, 2020 (Note 11. Equity Incentive Plan).

(4)

Amounts in this column represent the aggregate grant date fair value of stock options granted to the named executive officers during the fiscal year, as computed in accordance with ASC Topic 718, without regard to estimated forfeitures related to service-based vesting conditions. For more information regarding these awards and the calculation of fair value, refer to the Company’s disclosure in its Annual Report on Form 10-K for the fiscal year ended December 31, 2020 (Note 11. Equity Incentive Plan).

(5)	Amounts in this column represent incentive compensation earned under the cash-based incentive plan for the year indicated.

(6)

Amounts in this column for 2020 consist of: 401(k) plan matching contributions of $5,700 for each of Messrs. McFarlane, Tennenbaum, Ingram, and Mathradas and Ms. Pinney; employee-recognition trip expenses of $6,250 for Mr. McFarlane and $3,018 for Mr. Mathradas; $3,678 for parking costs at our headquarters for Ms. Pinney; and tax gross-up amounts for perquisites of $57,482 for Mr. McFarlane, $971 for Mr. Mathradas, and $1,761 for Ms. Pinney. For Mr. McFarlane, 2020 amounts also include the following: health insurance expenses (including reimbursement of premiums paid by Mr. McFarlane in prior years) of $36,761, HSA employer contributions of $1,000, life insurance premiums paid by the Company of $3,975, and rent for a Seattle apartment paid by the Company of $77,754 and an early termination expense of $24,027 incurred as a result of discontinuing this benefit as of October 2020. Certain perquisites to Mr. McFarlane were discontinued by the end of 2020 and in 2021 he will no longer receive any perquisites not available on the same basis to all our U.S. employees. For Mr. Ingram, 2020 amounts also include $23,912 he received as a non-employee director during 2020.

(7)

Mr. Ingram was appointed to the Board on January 29, 2020. He retired as Chief Financial Officer and Treasurer of the Company effective March 31, 2020. The amounts reported for Mr. Ingram include the grant date fair value of the equity awards and cash compensation of $23,912 he received as a non-employee director during 2020. These amounts are also reported in the 2020 Director Compensation Table.

(8)

The amount in this column represents a sign-on bonus to Mr. Mathradas, paid in equal installments in March and September 2019. It was subject to full or partial forfeiture in the event of termination within one year of commencing employment, but no amount was forfeited.

2020 Grants of Plan Based Awards Table

The following table provides information on equity and non-equity awards granted to our named executive officers in 2020. Mr. Ingram was not granted any equity or non-equity awards as a named executive officer in 2020.

Name	Grant Date		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/share)	Grant Date Fair Value of Stock and Option Awards ($)(5)
			Threshold ($)(2)	Target ($)(3)	Maximum ($)(4)
Scott			49,375	493,750	1,155,375
McFarlane	3/12/2020	(6)				80,266			5,399,494
	3/12/2020	(7)					84,490	67.27	2,398,054
Ross			27,563	275,625	644,963
Tennenbaum	3/12/2020	(6)				29,825			2,006,328
	3/12/2020	(7)					31,395	67.27	891,075
Amit			38,250	382,500	895,050
Mathradas	3/12/2020	(6)				26,316			1,770,277
	3/12/2020	(7)					27,701	67.27	786,229
Alesia			19,617	196,165	459,027
Pinney	3/12/2020	(6)				11,053			743,535
	3/12/2020	(7)					11,634	67.27	330,204

(1)	Represents possible payouts under the 2020 Incentive Plan. Actual bonuses earned for 2020 are disclosed in the “Non-Equity Incentive Plan Compensation” column of the 2020 Summary Compensation Table.

(2)	Threshold funding assumes none of the company performance factors are met and achievement of 50% of the individual performance factor. This results in threshold funding at 10% of target.

(3)

Target funding assumes achievement of each company performance factor at 100% of target and achievement of 100% of the individual performance factor. It assumes none of the potential accelerators are met.

(4)

Maximum funding assumes achievement of each company performance factor at 200% of target, achievement of all three potential accelerators, and maximum achievement of 130% of the individual performance factor. This results in maximum funding at 234% of target.

(5)

See Notes 3 and 4 to the 2020 Summary Compensation Table for information regarding the grant date fair value of each award. Each RSU awarded on March 12, 2020 had a grant date fair value of $67.27. Each stock option award granted on March 12, 2020 had a grant date fair value of $28.38.

(6)	Grant is comprised of time-vesting stock options.

(7)	Grant is comprised of time-vesting RSUs.

Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table

Incentive Plan Compensation

Details regarding non-equity incentive plan compensation and long-term equity incentive compensation are described in “Compensation Discussion and Analysis – Annual Cash Incentive Bonus – Pay-for-Performance Aligned with Company Strategy” and “Compensation Discussion and Analysis – Long-Term Equity Incentive Compensation” above. Prior to his promotion to Chief Financial Officer and Treasurer, Mr. Tennenbaum received equity awards of stock options and RSUs but did not receive additional equity awards upon his promotion.

Executive Employment Agreements

We have (or had, with respect to retired or departed named executive officers) written employment agreements with each of our named executive officers, which were approved by the Compensation and Leadership Development Committee or our Board. Each of our named executive officers has also executed our standard form of proprietary information and inventions agreement. The employment agreements provide that employment with us is “at will.” The employment agreements and the employment of each named executive officer terminate automatically upon the death or permanent disability of the named executive officer. Additional details specific to individual agreements with our named executive officers are set forth under “Potential Payments Upon Termination or Change in Control.”

2020 Outstanding Equity Awards at Fiscal Year-End

The following table sets forth information regarding equity awards held by our named executive officers at December 31, 2020, which were granted under our 2006 Equity Plan and 2018 Equity Plan.

			Option Awards				Stock Awards
Name	Vesting Commencement Date		Number of Securities Underlying Unexercised Options		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)(2)
			Exercisable (#)	Unexercisable(1) (#)
Scott	5/5/2016		187,198	—	12.34	6/16/26	—	—
McFarlane	1/1/2017		195,028	5,214	13.84	2/9/27	—	—
	1/1/2018		109,375	40,625	16.60	1/23/28	—	—
	1/1/2019		37,690	204,013	39.76	1/28/29	—	—
	1/1/2019	(3)	150,000	—	39.76	1/28/29	—	—
	3/5/2020		—	84,490	67.27	3/12/30	—	—
	1/1/2019		—	—	—	—	41,423	6,830,238
	3/5/2020		—	—	—	—	80,266	13,235,061
Ross	3/4/2019		—	25,000	55.10	4/22/29	—	—
Tennenbaum	3/5/2020		—	31,395	67.27	3/12/30	—	—
	4/5/2019		—	—	—	—	36,685	6,048,990
	3/5/2020		—	—	—	—	29,825	4,917,844
William	1/1/2017		—	1,797	13.84	2/9/27	—	—
Ingram	1/1/2018		—	11,440	16.60	1/23/28	—	—
	1/1/2019		—	96,451	39.76	1/28/29	—	—
	6/2/2020	(4)	—	1,927	99.65	6/11/30	—	—
	6/2/2020	(4)	—	—	—	—	752	123,997
Amit	3/4/2019		20,594	42,364	55.10	4/22/29	—	—
Mathradas	3/5/2020		—	27,701	67.27	3/12/30	—	—
	4/5/2019		—	—	—	—	62,072	10,235,052
	3/5/2020		—	—	—	—	26,316	4,339,245
Alesia	1/1/2017		4,742	1,186	13.84	2/9/27	—	—
Pinney	1/1/2018		3,727	12,111	16.60	1/23/28	—	—
	1/1/2019		1,852	11,575	39.76	1/28/29	—	—
	3/5/2020		—	11,634	67.27	3/12/30	—	—
	1/5/2019		—	—	—	—	18,343	3,024,577
	3/5/2020		—	—	—	—	11,053	1,822,529

(1)

The shares of common stock underlying the stock options vest over a four-year period as follows: 25% of the shares vest on the one-year anniversary of the vesting commencement date, and 1/48th of the shares vest each month thereafter, subject to continuous service with us through each vesting date. The stock options have a ten-year term, subject to earlier termination in the event of termination of service.

(2)

Based upon the closing price of our common stock on the New York Stock Exchange on December 31, 2020 ($164.89). The shares of common stock underlying the RSUs vest over a four-year period as follows: 20% of the shares vest on each of the first three anniversaries, and the remaining 40% vest on the fourth anniversary, of the vesting commencement date, subject to continuous service with us through each vesting date.

(3)	This stock option was transferred to McFarlane Family Investments, LLC.

(4)

The stock option and RSUs granted to Mr. Ingram were granted during his service as a director of the Company and vest on the earlier of June 11, 2021 and the date immediately prior to the date of the Annual Meeting.

2020 Option Exercises and Stock Vested

The following table provides information about the value realized by the named executive officers on the exercise of stock options and vesting of RSU awards in 2020.

	Option Awards		Stock Awards

Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired Upon Vesting	Value Realized Upon Vesting ($)(2)
Scott McFarlane	375,000	42,266,734	10,355	758,504
Ross Tennenbaum	19,444	959,936	9,171	583,551
William Ingram	518,974	51,254,025	—	—
Amit Mathradas	12,355	870,802	15,518	987,410
Alesia Pinney	34,952	3,112,784	4,585	361,573

(1)	Calculated based on the difference between the fair market value per share of the Company’s common stock at the time of exercise and the per share exercise price of the related stock option.

(2)	Calculated by multiplying the number of shares acquired upon the vesting of RSUs by the closing price of the Company’s common stock on the vest date.

Potential Payments Upon Termination or Change in Control

The following section describes and quantifies potential payments and benefits to the named executive officers under the Company’s compensation and benefit plans and arrangements upon termination of employment or a change in control of the Company as of December 31, 2020.

Executive Employment Agreements

We have (or had, with respect to retired or departed named executive officers) written employment agreements with each of our named executive officers. The employment agreements provide that employment with us is “at will.” The employment agreements and the employment of each named executive officer terminate automatically upon the death or permanent disability of the named executive officer. Mr. Ingram retired as Chief Financial Officer and Treasurer on March 31, 2020, at which time his employment agreement terminated. Mr. Ingram was not eligible to receive any severance or other benefits under his employment agreement in connection with his retirement.

We do not provide any tax gross ups to cover personal income taxes that may apply to any severance or change in control benefits. If any payments or benefits payable under the employment agreements will be subject to an excise tax under Section 4999 of the Internal Revenue Code of 1986, as amended, or the Code, we will pay to the named executive officer either (1) the full amount of such payments or benefits or (2) the full amount, reduced by the minimum amount necessary to prevent any portion from being an excess parachute payment within the meaning of Code Section 280G, whichever results, on an after-tax basis, in the greater amount payable to the named executive officer.

Additional details specific to individual agreements with our currently serving named executive officers are set forth below.

Scott McFarlane. Under Mr. McFarlane’s employment agreement as Chief Executive Officer, dated June 19, 2017, in addition to his base salary (which is subject to periodic review), Mr. McFarlane is eligible to receive an annual target performance-based bonus calculated as a percentage of his base salary and to participate in our employee benefit programs. Mr. McFarlane is eligible to receive full payment of premiums for coverage under our group health plans for himself and covered family members, reimbursement of travel costs to our corporate headquarters, and use of a company apartment, the latter of which was discontinued in 2020. Mr. McFarlane has elected to forego the preceding perquisites beginning in 2021. In the event Mr. McFarlane’s employment is terminated by us without “cause” or by Mr. McFarlane for “good reason,” including a termination without “cause” or for “good reason” within 12 months following a “change in control,” which we refer to as a “change in control termination,” Mr. McFarlane will be eligible to receive the following severance payments and benefits, subject to execution, and non-revocation, of a general release and waiver of claims against us in a form satisfactory to us and his continued compliance with our proprietary information and inventions agreement.

●	Severance pay equal to 12 months’ base salary, provided that in the event of a change in control termination, such amount will be equal to 18 months’ base salary

●	In the event of a change in control termination, payment of the target bonus for the year of termination, pro-rated for the number of full months worked in such calendar year

●

COBRA continuation coverage for a period of 12 months following the last day of the month containing Mr. McFarlane’s termination, provided coverage will be for 18 months after such date in the event of a change in control termination (or in either case until such earlier time as Mr. McFarlane is no longer entitled to COBRA continuation coverage under the group health plan)

●	In the event of a change in control termination, full acceleration of time-based equity awards

Ross Tennenbaum. Under Mr. Tennenbaum’s employment agreement as Chief Financial Officer and Treasurer, dated April 1, 2020, in addition to his base salary (which is subject to periodic review), Mr. Tennenbaum is eligible to receive an annual target performance-based bonus calculated as a percentage of his base salary and to participate in our employee benefit programs. In the event Mr. Tennenbaum’s employment is terminated by us without “cause” or by Mr. Tennenbaum for “good reason,” including pursuant to a change in control termination, Mr. Tennenbaum will be eligible to receive the following severance payments and benefits, subject to execution, and non-revocation, of a general release and waiver of claims against us in a form satisfactory to us and his continued compliance with our proprietary information and inventions agreement.

●	Severance pay equal to six months’ base salary, provided that in the event of a change in control termination, such amount will be equal to 12 months’ base salary

●	In the event of a change in control termination, payment of the target bonus for the year of termination, pro-rated for the number of full months worked in such calendar year

●

COBRA continuation coverage for a period of six months following the last day of the month containing Mr. Tennenbaum’s termination, provided coverage would be for 12 months after such date in the event of a change in control termination (or in either case until such earlier time as Mr. Tennenbaum is no longer entitled to COBRA continuation coverage under the group health plan)

●	In the event of a change in control termination, full acceleration of time-based equity awards

Amit Mathradas. Under Mr. Mathradas’ employment agreement as President and Chief Operating Officer, dated January 6, 2019, in addition to his base salary (which is subject to periodic review), Mr. Mathradas is eligible to receive an annual target performance-based bonus calculated as a percentage of his base salary and to participate in our employee benefit programs. In the event Mr. Mathradas’ employment is terminated by us without “cause” or by Mr. Mathradas for “good reason,” including pursuant to a change in control termination, Mr. Mathradas will be eligible to receive the following severance payments and benefits, subject to execution, and non-revocation, of a general release and waiver of claims against us in a form satisfactory to us and his continued compliance with our proprietary information and inventions agreement.

●	Severance pay equal to 12 months’ base salary, provided that in the event of a change in control termination, such amount will be equal to 18 months’ base salary

●	In the event of a change in control termination, payment of the target bonus for the year of termination, pro-rated for the number of full months worked in such calendar year

●

COBRA continuation coverage for a period of six months following the last day of the month containing Mr. Mathradas’ termination, provided coverage would be for 12 months after such date in the event of a change in control termination (or in either case until such earlier time as Mr. Mathradas is no longer entitled to COBRA continuation coverage under the group health plan)

●	In the event of a change in control termination, full acceleration of time-based equity awards

Alesia Pinney. Under Ms. Pinney’s employment agreement as Executive Vice President, General Counsel (now entitled “Chief Legal Officer”), and Secretary, dated June 19, 2017, in addition to her base salary (which is subject to periodic review), Ms. Pinney is eligible to receive an annual target performance-based bonus calculated as a percentage of her base salary and to participate in our employee benefit programs. In the event Ms. Pinney’s employment is terminated by us without “cause” or by Ms. Pinney for “good reason,” including pursuant to a change in control termination, Ms. Pinney will be eligible to receive the same severance payments and benefits set forth above for Mr. Tennenbaum, subject to execution, and non-revocation, of a general release and waiver of claims against us in a form satisfactory to us and her continued compliance with our proprietary information and inventions agreement.

Definitions. For purposes of each of the employment agreements summarized above:

●

“Cause” generally means: (1) gross negligence with respect to our business and affairs; (2) willful disregard or neglect of duties following written notice from us; (3) act, or omission to act, intended to cause harm or damage to us; (4) material breach of any written agreement with us that is not timely cured (to the extent susceptible to cure); (5) act of embezzlement, fraud, theft, or financial dishonesty with respect to us; (6) breach of fiduciary obligations or disloyalty to us; (7) material breach of the proprietary information and inventions agreement with us; or (8) conviction of, or plea of guilty or nolo contendere to, a felony or a crime involving theft, fraud, dishonesty, misrepresentation, or sexual harassment. The existence or non-existence of “cause” will be determined in good faith by our Board.

●

“Change in control” generally means: (1) a change in our ownership pursuant to which one or more persons acquire beneficial ownership of 50% or more of either the outstanding shares of our common stock or the combined voting power of our outstanding voting securities; (2) a change in our effective control pursuant to which a majority of the members of our Board at the beginning of any two-year period, or the Incumbent Board (as defined in the 2018 Equity Plan), is replaced by directors whose appointment or election is not endorsed by a majority of the Incumbent Board; or (3) the consummation of a “company transaction,” which generally means (a) a merger or consolidation with or into another corporation; (b) a statutory share exchange pursuant to which all of the outstanding shares of our common stock are acquired or a sale of all of our outstanding voting securities; or (c) a sale, lease, or other disposition of all or substantially all of our assets, unless in each case (i) after such transaction the beneficial owners of our outstanding common stock and combined voting power of our outstanding securities immediately prior to the transaction retain at least 50% of the outstanding shares of common stock and the combined voting power of the voting securities of the Company resulting from the transaction in substantially the same proportions, (ii) no person will beneficially own more than 50% of the outstanding shares or combined voting power of the Company resulting from the transaction, and (iii) members of the Incumbent Board will immediately after the transaction constitute at least a majority of the directors of the corporation resulting from the transaction.

●

“Good reason” generally means, without the named executive officer’s written consent: (1) any material breach by us of the employment agreement; (2) a material reduction in the level of responsibility, duties, or authority; (3) a material reduction in then-in-effect base salary (other than a reduction that is equal in percentage to, or smaller than, that imposed upon our other executive officers); or (4) a relocation of the named executive officer’s principal office to a location more than 50 miles from his or her then-current principal office, each of which condition is subject to a notice and cure period.

Equity Plans

Under the 2006 Equity Plan, in the event of (1) a sale, lease, or other disposition of all or substantially all our assets, (2) a merger or consolidation in which we are not the surviving corporation, or (3) a reverse merger in which we are the surviving corporation but shares of our common stock outstanding immediately prior to such merger are converted into other property, vesting of outstanding awards will be accelerated by an amount of time equal to the vesting period that has elapsed prior to such transaction, whether or not such stock options are assumed or substituted in the transaction. If the surviving or acquiring corporation does not assume such stock options, they will terminate at or prior to the transaction. As of December 31, 2020, Messrs. Ingram and McFarlane and Ms. Pinney held stock options under the 2006 Equity Plan.

Under the 2018 Equity Plan, in the event of a change in control, the acquiring or successor entity or parent thereof may continue or assume awards outstanding under the plan or substitute equivalent awards. “Change in control” is defined in the 2018 Equity Plan in substantially the same manner as in the employment agreements of the named executive officers. Unless provided otherwise in the instrument evidencing an award or in a written employment, services, or other agreement between a participant and the Company, any awards that are not continued, assumed, or substituted (or that are not exercised or settled prior to the change in control) will terminate upon the effective time of the change in control. In such event, awards that vest based on continued service will become fully vested and exercisable or payable immediately before the effective time of the change in control. Performance-vested awards will be prorated at target and paid in accordance with the payout schedule for the award, unless an award agreement provides otherwise. The administrator of the 2018 Equity Plan may in its discretion instead provide that a participant’s outstanding awards will terminate in exchange for a cash payment. As of December 31, 2020, all our named executive officers held stock options and RSUs under the 2018 Equity Plan.

Equity Award Acceleration Policy for Death or Disability

In July 2019, the Compensation and Leadership Development Committee approved the Equity Award Acceleration Policy, which applies to our Chief Executive Officer, other executive officers who have been employed for at least five years, and specified other employees, and provides applicable parties with full accelerated vesting of time-based equity awards in the event of termination due to death or disability.

Change in Control/Severance Payments Table

The following table estimates the potential payments and benefits to the named executive officers upon termination of employment for (i) death or disability; (ii) termination by the Company without “cause” or by the named executive officer for “good reason,” including a change in control termination; and (iii) in the event of a change in control, such as where a successor entity does not continue, assume or substitute outstanding awards, assuming in each case such event occurred on December 31, 2020. No payments are due upon voluntary termination without good reason or termination for cause. These estimates do not reflect the actual amounts that would be paid to such persons, which would only be known at the time that they become eligible for payment and would only be payable if the specified event occurs. Equity award value is based upon the closing price of our common stock on the New York Stock Exchange on December 31, 2020 ($164.89). Mr. Ingram retired as Chief Financial Officer and Treasurer on March 31, 2020 and received no payments or benefits in connection with his retirement.

Name	Death or Disability	Termination Without Cause or For Good Reason (No Change in Control)			Termination Without Cause or For Good Reason Within 12 Months Following Change in Control Event(1)
	Equity Awards ($)(2)	Salary ($)(3)	COBRA ($)(4)	Total ($)	Salary ($)(3)	Bonus ($)(3)	COBRA ($)(4)	Equity Awards ($)	Total ($)(5)

Scott McFarlane	60,653,216	500,000	16,724	516,724	750,000	493,750	25,086	60,653,216	61,922,052

Ross Tennenbaum	—	190,000	13,833	203,833	380,000	275,625	27,667	16,776,364	17,459,656

Amit Mathradas	—	450,000	5,070	455,070	675,000	382,500	10,140	21,929,613	22,997,252

Alesia Pinney	9,406,283	167,500	15,973	183,473	335,000	196,165	31,946	9,406,283	9,969,394

(1)	The reported equity award amounts would also apply in the event of a change in control where a successor entity does not continue, assume, or substitute outstanding awards.

(2)	Mr. McFarlane and Ms. Pinney are eligible for the Equity Award Acceleration Policy.

(3)	Salary and bonus to be paid in equal monthly installments over the applicable salary continuation period of 6, 12, or 18 months.

(4)	COBRA benefit reflects total monthly cost of COBRA premium to maintain the group health benefits elected by each executive as of December 31, 2020.

(5)	The “Total” amounts above assume full payment of the amounts due, with no reduction for any amounts that may constitute excess parachute payments under Code Section 280G.

CEO Pay Ratio

Under SEC rules, we are required to calculate and disclose the annual total compensation of our median employee (other than our Chief Executive Officer), the annual total compensation of our Chief Executive Officer, and the ratio of the two amounts (“CEO Pay Ratio”). To identify our median employee, we used the following methodology:

●	To determine our total population of employees, we included all full-time and part-time employees as of December 31, 2020

●

To identify our median employee from our employee population, we calculated the aggregate amount of each employee’s 2020 base compensation, commissions, employee bonuses, and the value of equity awards granted in 2020

●	We annualized the base compensation of all permanent (full-time and part-time) employees who were employed by us as of December 31, 2020

●	We included actual commissions paid during 2020

●	We included annual non-equity incentive bonuses earned in 2020 and paid out in the first quarter of 2021

●	We calculated the value of 2020 equity awards (stock option awards and RSU awards) using the grant date fair value in accordance with generally accepted accounting principles (i.e., ASC Topic 718)

●	Compensation paid in foreign currencies was converted to U.S. dollars based on the exchange rates in effect on December 31, 2020

Once the median employee was identified, we then calculated the annual total compensation of this employee for 2020 in accordance with the requirements of the Summary Compensation Table.

For 2020, the median of the annual total compensation of our employees (other than Mr. McFarlane) was $73,516 and the annual total compensation of Mr. McFarlane, as reported in the 2020 Summary Compensation Table, was $9,209,322. Based on this information, the ratio of Mr. McFarlane’s annual total compensation to the median of the annual total compensation of all employees for 2020 was 125:1.

Equity Compensation Plan Information

The following table presents information as of December 31, 2020 with respect to compensation plans under which shares of our common stock may be issued:

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants, and Rights (#)(a)	Weighted-Average Exercise Price of Outstanding Options, Warrants, and Rights ($)(b)(1)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a)) (#)(c)
Equity compensation plans approved by shareholders	5,896,077	$28.1711	10,671,314
2018 Equity Plan	3,566,283	$53.9291	8,895,857	(2)
2006 Equity Plan	2,329,794	$14.8242	—	(3)
2018 Employee Stock Purchase Plan	—	—	1,775,457	(4)
Equity compensation plans not approved by shareholders	—	—	—

Total	5,896,077	$28.1711	10,671,314

(1)	The weighted-average exercise price does not include shares to be issued upon settlement of outstanding RSUs, since RSUs have no exercise price. RSUs are only outstanding under the 2018 Equity Plan.

(2)

The 2018 Equity Plan provides for an automatic annual increase in the number of shares available for issuance under the plan. An increase is effective on the first day of each year, beginning on January 1, 2019, equal to the lesser of (i) 5% of the aggregate number of shares of common stock outstanding on December 31 of the immediately preceding calendar year (rounded up to the nearest whole share) and (ii) an amount determined by the Board. The number reported in the table does not include 4,254,325 shares that became available pursuant to this automatic increase on January 1, 2021.

(3)	The Company no longer makes grants under the 2006 Equity Plan.

(4)

Our 2018 Employee Stock Purchase Plan, or ESPP, provides for an automatic annual increase in the number of shares available for issuance under the plan. An increase is effective on the first day of each year, beginning on January 1, 2019, equal to the least of (i) 1,000,000 shares of common stock, (ii) 1% of the aggregate number of shares of common stock outstanding on December 31 of the immediately preceding calendar year (rounded up to the nearest whole share), and (iii) an amount determined by the Board. No more than an aggregate of 10,102,525 shares of common stock may be issued over the ten-year term of the ESPP. The number reported in the table does not include 850,865 shares that became available pursuant to this automatic increase on January 1, 2021.

Proposal No. 2: Advisory Vote on Named Executive Officer Compensation

The Board proposes that shareholders provide advisory (non-binding) approval of the compensation of our named executive officers, as disclosed in this proxy statement in accordance with the SEC’s rules (commonly known as a “Say-on-Pay” proposal). We recognize the interest our shareholders have in the compensation of our executives and we are providing this advisory proposal in recognition of that interest. Our Board has agreed to hold this vote annually, with the next vote following this year’s vote expected to occur at the 2022 annual meeting of shareholders.

As described in detail under the heading “Compensation Discussion and Analysis,” our named executive officer compensation program is designed to attract, motivate, and retain highly qualified executive officers committed to our success and future growth, reward the achievement of key performance measures that are linked to the Company’s business strategy, reinforce alignment of management with the goal of creating long-term shareholder value, and maintain reasonable internal pay parity, as well as reward outstanding individual, team, and Company results. We believe our named executive officer compensation program also is structured appropriately to support our Company and business objectives, as well as to support our culture. The Compensation and Leadership Development Committee and Board regularly review the compensation program for our named executive officers to ensure the fulfillment of our compensation philosophy and goals.

Please read the “Compensation Discussion and Analysis” section and the “Named Executive Officer Compensation Tables” for additional details about our named executive officer compensation program, including information about the target and earned compensation of our named executive officers in the fiscal year ended December 31, 2020.

We are asking our shareholders to indicate their support for our named executive officer compensation in 2020 as described in this proxy statement. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the philosophy, policies, and practices described in this proxy statement. Accordingly, we will ask our shareholders to vote “FOR” the following resolution at the Annual Meeting:

“RESOLVED, that the Company’s shareholders approve, on an advisory basis, the compensation of the named executive officers, as disclosed in the Company’s proxy statement for the 2021 annual meeting of shareholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis and the other related tables and disclosure.”

The Say-on-Pay vote is advisory and therefore not binding on us. We are committed to being responsive to shareholder feedback, and the results of our Say-on-Pay votes, along with other relevant factors, will help inform the Compensation and Leadership Development Committee’s discussions about our executive compensation program.

THE BOARD UNANIMOUSLY RECOMMENDS A VOTE FOR THE APPROVAL OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS, AS DISCLOSED IN THIS PROXY STATEMENT PURSUANT TO THE RULES OF THE SEC.

Report of the Audit Committee of the Board

The Audit Committee assists our Board in oversight of, among other things, (a) our accounting and financial reporting processes and the audits of our financial statements and the effectiveness of our internal control over financial reporting, (b) the independent auditor’s qualifications, independence, and performance, (c) our internal audit function and the performance of our internal accounting and financial controls and risk management practices, and (d) our compliance with legal and regulatory requirements. Deloitte & Touche LLP (“Deloitte”), the Company’s independent registered public accounting firm, was responsible for auditing the financial statements prepared by our management for the fiscal year ended December 31, 2020.

In connection with our review of Avalara’s audited financial statements for the fiscal year ended December 31, 2020, we relied on reports received from and discussions with Deloitte as well as the advice and information we received from and discussions with Avalara’s management. In this context, we hereby report as follows:

(i)           The Audit Committee has reviewed and discussed the audited financial statements for fiscal year 2020 with Avalara’s management.

(ii)          The Audit Committee has discussed with Deloitte, the Company’s independent registered public accounting firm, the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board (“PCAOB”) and the SEC.

(iii)         The Audit Committee has received the written disclosures and the letter from Deloitte required by applicable requirements of the PCAOB regarding an independent registered public accounting firm’s communications with the Audit Committee concerning independence, and has discussed Deloitte’s independence with Deloitte.

(iv)         Based on the review and discussion referred to in paragraphs (i) through (iii) above, the Audit Committee recommended to Avalara’s Board that the audited financial statements be included in Avalara’s Annual Report on Form 10-K for the fiscal year ended December 31, 2020, for filing with the SEC.

Members of the Audit Committee:

Marion Foote (Chair)

Tami Reller

Chelsea Stoner

Principal Shareholders

The following table sets forth information known to us regarding the beneficial ownership of our common stock as of March 31, 2021, or the measurement date, for:

●	Each person or group of affiliated persons known by us to be the beneficial owner of more than 5% of our common stock

●	Each of our named executive officers

●	Each of our directors and director nominees,

●	All executive officers, directors, and director nominees as a group

We have determined beneficial ownership in accordance with the rules of the SEC. Unless otherwise indicated below, to our knowledge, the persons and entities named in the table have sole voting and sole investment power with respect to all shares that they beneficially own, subject to community property laws where applicable. In computing the number of shares of our common stock beneficially owned by a person and the percentage ownership, we deemed outstanding shares of our common stock subject to stock options and unvested RSUs held by that person that are currently exercisable or exercisable within 60 days of the measurement date. We did not deem these shares outstanding, however, for the purpose of computing the percentage ownership of any other person.

We have based percentage ownership of our common stock on 85,789,733 shares of our common stock outstanding as of the measurement date.

Unless otherwise indicated below, the address of each beneficial owner listed in the table below is c/o Avalara, Inc., 255 South King Street, Suite 1800, Seattle, Washington 98104.

	Total Shares Beneficially Owned
Name of Beneficial Owner	Shares	%
Named Executive Officers and Directors:
Scott McFarlane(1)	1,244,476	1.4
Ross Tennenbaum(2)	14,792	*
William Ingram(3)	26,466	*
Amit Mathradas(4)	60,353	*
Alesia Pinney(5)	23,786	*
Marion Foote(6)	469,303	*
Edward Gilhuly(7)	220,000	*
Tami Reller(8)	69,024	*
Brian Sharples(9)	910	*
Rajeev Singh(10)	23,491	*
Chelsea Stoner(11)	66,879	*
Kathleen Zwickert	1,434	*
All executive officers, directors and director nominees as a group (12 persons)(12)	2,220,914	2.6
5% Shareholders:
BlackRock, Inc.(13)	6,268,408	7.3
T Rowe Price Associates, Inc.(14)	7,417,639	8.6
The Vanguard Group(15)	7,411,673	8.6

*	Less than 1%.

(1)

Includes 643,135 shares issuable upon the exercise of options within 60 days of the measurement date, 150,000 of which are held by McFarlane Family Investments, LLC (“Family Investments”), of which Mr. McFarlane is the sole manager. Also includes 100,000 shares held by Family Investments and 18,750 shares held by MVPROJECTS, LLC (“MV”). Family Investments is a member of MV and shares voting and dispositive power of the shares held by MV.

(2)	Includes 3,159 shares issuable upon the exercise of options and 9,171 shares issuable upon settlement of RSUs within 60 days of the measurement date.

(3)	Includes 25,487 shares issuable upon the exercise of options within 60 days of the measurement date.

(4)	Includes 30,700 shares issuable upon the exercise of options and 15,518 shares issuable upon settlement of RSUs within 60 days of the measurement date.

(5)	Includes 13,595 shares issuable upon the exercise of options within 60 days of the measurement date.

(6)	Includes 2,459 shares issuable upon the exercise of options within 60 days of the measurement date.

(7)	Reflects shares held by trusts for the benefit of members of Mr. Gilhuly’s family.

(8)	Includes 2,459 shares issuable upon the exercise of options within 60 days of the measurement date.

(9)	Includes 666 shares issuable upon the exercise of options within 60 days of the measurement date.

(10)	Includes 2,459 shares issuable upon the exercise of options within 60 days of the measurement date.

(11)	Includes 2,459 shares issuable upon the exercise of options within 60 days of the measurement date.

(12)

Includes 726,578 shares issuable upon the exercise of options and 24,689 shares issuable upon settlement of RSUs within 60 days of the measurement date. Also includes 118,750 shares held indirectly by Mr. McFarlane through Family Investments.

(13)

BlackRock, Inc. stated in its Schedule 13G filing with the SEC on February 2, 2021 (the “BlackRock 13G filing”) that, of the 6,268,408 shares beneficially owned at December 31, 2020, it has (a) sole voting power with respect to 5,695,211 shares and (b) sole power to dispose of 6,268,408 shares. According to the BlackRock 13G filing, the address of BlackRock, Inc. is 55 East 52nd Street, New York, NY 10055.

(14)

T. Rowe Price Associates, Inc. stated in its Schedule 13G filing with the SEC on February 16, 2021 (the “T. Rowe 13G filing”) that, of the 7,417,639 shares beneficially owned at December 31, 2020, it has (a) sole voting power with respect to 2,913,983 shares and (b) sole power to dispose of 7,417,639 shares. According to the T. Rowe 13G filing, the address of T. Rowe Price Associates, Inc. is 100 E. Pratt Street, Baltimore, MD 21202.

(15)

The Vanguard Group stated in its Schedule 13G filing with the SEC on February 10, 2021 (the “Vanguard 13G filing”) that, of the 7,411,673 shares beneficially owned at December 31, 2020, it has (a) shared voting power with respect to 79,052 shares, (b) sole power to dispose of 7,267,181 shares, and (c) shared power to dispose of 144,492 shares. According to the Vanguard 13G filing, the address of The Vanguard Group is 100 Vanguard Blvd., Malvern, PA 19355.

Audit Committee Matters

Principal Accountant Fees and Services

The following table sets forth the aggregate fees and related expenses for professional services provided by Deloitte during the fiscal years ended December 31, 2020 and 2019.

	2020 ($)	2019 ($)
Audit fees(1)	2,503,688	2,454,151
Audit-related fees(2)	8,137	56,256
Tax fees(3)	135,277	10,000

Total	2,647,102	2,520,410

(1)

Audit fees consisted principally of work performed in connection with the audit of our annual financial statements, review of our unaudited quarterly financial statements, our common stock offerings in 2020 and 2019, and statutory audits for certain foreign subsidiaries.

(2)

Audit-related fees consisted of accounting consultation in connection with our implementation of Sarbanes-Oxley Act reporting requirements (for 2019 only) and fees for access to accounting research tools.

(3)	Tax fees consisted of consultation in connection with state tax refund claims.

Pre-Approval Policies and Procedures

The Audit Committee has adopted a policy that requires pre-approval of all audit and non-audit services provided by the independent auditor. The policy provides for pre-approval by the Audit Committee of specifically defined audit and non-audit services after the committee is provided with appropriate details regarding the specific services to be provided. The policy does not permit delegation of the committee’s authority to management. The committee has delegated authority to the Chair of the Audit Committee to pre-approve proposed services not previously approved between regularly scheduled Audit Committee meetings, and the Chair will report any such approvals to the Audit Committee at its next regularly scheduled meeting.

All of the services relating to the fees described in the table above were pre-approved by our Audit Committee. The Audit Committee considered the provision of the services corresponding to these fees, and the Audit Committee believes that the provision of these services is compatible with Deloitte maintaining its independence.

Certain Relationships and Related Person Transactions

Policies and Procedures for Related Person Transactions

The Audit Committee is responsible for reviewing and approving related person transactions that would be disclosed under Item 404 of Regulation S-K. Pursuant to our written related person transactions policy, all directors and officers are expected to report to our Chief Legal Officer or Audit Committee any related person transaction prior to its completion. For purposes of this policy, a related person transaction means any transaction between us and a related person in which the aggregate amount involved exceeds $120,000 and in which a related person had, has, or will have a direct or indirect material interest. For purposes of this policy, a related person is a director, executive officer, nominee for director, or greater than 5% beneficial owner of our common stock, in each case since the beginning of the most recently completed fiscal year, and his or her immediate family members.

Indemnification of Directors and Officers

In addition to the indemnification required by our articles and our bylaws, we have entered into indemnification agreements with each of our current directors and officers, and certain of our employees. These agreements provide for the indemnification of such persons for all reasonable expenses and liabilities incurred in connection with any action or proceeding brought against them by reason of the fact that they are or were serving in such capacity. We believe that these provisions of our articles and bylaws and these indemnification agreements are necessary to attract and retain qualified persons as directors, officers, and employees.

Proposal No. 3: Ratification of the Appointment of Deloitte & Touche LLP

as our Independent Registered Public Accounting Firm

for the Fiscal Year Ending December 31, 2021

Our Audit Committee has selected, and is submitting for ratification by the shareholders its selection of, Deloitte to serve as our independent registered public accounting firm for the fiscal year ending December 31, 2021 and until its successor is appointed. The Audit Committee is responsible for selecting the Company’s independent registered public accounting firm. Although action by shareholders is not required by law, the Audit Committee has determined that it is desirable to request approval of this selection by the shareholders. Notwithstanding the selection, the Audit Committee, in its discretion, may direct the appointment of a new independent registered public accounting firm at any time during the year if the Audit Committee feels that such a change would be in the best interests of Avalara and our shareholders. In the event of a negative vote on ratification, the Audit Committee will take your vote on this proposal into consideration when appointing our independent registered public accounting firm in the future.

Representatives of Deloitte will be virtually present at the Annual Meeting, will have the opportunity to make a statement if they desire to do so, and will be available to respond to appropriate questions. Deloitte has served as our independent registered public accounting firm since 2012.

THE BOARD UNANIMOUSLY RECOMMENDS A VOTE FOR THE RATIFICATION OF THE APPOINTMENT OF

DELOITTE & TOUCHE LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR

ENDING DECEMBER 31, 2021.

General Information About the Meeting

Purpose of the Annual Meeting

You are receiving this proxy statement because our Board is soliciting your proxy to vote your shares at the Annual Meeting with respect to the proposals described in this proxy statement. This proxy statement includes information that we are required to provide to you pursuant to the rules and regulations of the SEC and is designed to assist you in voting your shares.

Record Date; Outstanding Shares; Quorum

Only holders of record of our common stock at the close of business on the record date, which is April 9, 2021, will be entitled to notice of and to vote at the Annual Meeting. As of the close of business on the record date, there were 86,003,727 shares of our common stock outstanding and entitled to vote.

Pursuant to our bylaws, the holders of a majority of the votes entitled to be cast at the Annual Meeting, present in person or represented by proxy, will constitute a quorum for the transaction of business. Participation by any means of communication by which all persons participating in the Annual Meeting can hear each other constitutes presence in person. Each of our shareholders is entitled to one vote for each outstanding share of common stock held as of the record date on each matter properly submitted to the shareholders for their vote. Abstentions and “broker non-votes” are counted as present and entitled to vote for purposes of determining a quorum. For at least ten days prior to the Annual Meeting, a complete list of shareholders entitled to vote at the Annual Meeting will be available for examination by any shareholder, for any purpose germane to the Annual Meeting, during ordinary business hours at our principal office at 255 South King Street, Suite 1800, Seattle, Washington 98104. If you would like to view the shareholder list, please contact our Investor Relations department in advance at investor@avalara.com. The list will be available during the entire time of the Annual Meeting.

Virtual Meeting Participation

Our Board decided to hold the Annual Meeting in a virtual meeting format only, conducted by live webcast. You will not be able to attend the Annual Meeting physically.

You are entitled to participate in the Annual Meeting only if you were a shareholder of record on April 9, 2021 or if you hold a valid legal proxy. You will be able to participate in the Annual Meeting online and submit your questions during the meeting by visiting https://web.lumiagm.com/238702773. You also will be able to vote your shares electronically at the Annual Meeting. To vote or submit questions, you will need the control number included on your Notice of Internet Availability of the Proxy Materials, proxy card, or voting instruction form.

The meeting webcast will begin promptly at 10:00 a.m. (Pacific Time). Please allow sufficient time for online check-in and ensure that you have a strong Wi-Fi connection.

The virtual meeting platform is fully supported across browsers (Internet Explorer, Firefox, Chrome, and Safari) and devices (desktops, laptops, tablets, and cell phones) running the most updated version of applicable software and plugins.

Voting Rights

In deciding all matters at the Annual Meeting, as of the close of business on the record date, each share of common stock represents one vote. We do not have cumulative voting rights for the election of directors. You may vote all shares owned by you as of the record date, including (1) shares held directly in your name as the shareholder of record and (2) shares held for you as the beneficial owner in street name through a broker, bank, trustee, or other nominee.

Shareholder of Record: Shares Registered in Your Name. If your shares were registered directly in your name with our transfer agent, American Stock Transfer & Trust Company, LLC, then you are considered the shareholder of record with respect to those shares. As a shareholder of record on the record date, you may vote at the Annual Meeting or vote through the internet, or, if you request or receive paper proxy materials, by filling out and returning the proxy card.

Beneficial Owner: Shares Registered in the Name of a Broker or Nominee. If, on the record date, your shares were held in an account with a broker, bank, trustee, or other nominee, then you are the beneficial owner of the shares held in street name. As a beneficial owner, you have the right to direct your nominee, who is considered the shareholder of record for the shares, on how to vote the shares held in your account, and your nominee should have enclosed or provided voting instructions for you to use in directing it on how to vote your shares. Because you are not the shareholder of record, in order to vote your shares or ask questions at the Annual Meeting, you must request and obtain a valid legal proxy from the organization that holds your shares giving you the right to vote the shares at the Annual Meeting.

Required Vote and Recommendations of Our Board

Proposal No. 1. You may vote “FOR ALL NOMINEES,” “WITHHOLD AUTHORITY FOR ALL NOMINEES,” or “FOR ALL EXCEPT” one or any of the nominees you specify. Director elections are determined by a plurality of votes of the shares of common stock present in person or represented by proxy at the Annual Meeting and entitled to vote on the election of directors, which means that the three properly nominated individuals receiving the highest number of “FOR” votes will be elected as Class III directors.

Proposal No. 2. You may vote “FOR,” “AGAINST,” or “ABSTAIN” on Proposal 2. Advisory approval of the compensation of our named executive officers will be obtained if the number of votes cast “FOR” the proposal at the Annual Meeting exceeds the number of votes “AGAINST” the proposal.

Proposal No. 3. You may vote “FOR,” “AGAINST,” or “ABSTAIN” on Proposal 3. Ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2021 will be obtained if the number of votes cast “FOR” the proposal at the Annual Meeting exceeds the number of votes “AGAINST” the proposal.

Our Board recommends that you vote “FOR ALL NOMINEES” to elect all Class III directors nominated by our Board (Proposal No. 1), “FOR” the advisory approval of the compensation of our named executive officers (Proposal No. 2), and “FOR” the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2021 (Proposal No. 3).

Effect of Abstentions

If an executed proxy is returned and the shareholder has specifically abstained from voting on any matter, the shares represented by such proxy will be considered present at the Annual Meeting for purposes of determining a quorum, but will not be considered to be a vote cast on such matter. As such, an abstention will have no effect on the outcome of Proposals No. 2 and No. 3.

Effect of “Broker Non-Votes”

If your shares are held by your broker, bank, trustee, or other nominee, you will need to obtain a voting instruction form from the institution that holds your shares and follow the instructions included on that form regarding how to instruct your broker, bank, trustee, or other nominee to vote your shares. If you do not give instructions to your broker, bank, trustee, or other nominee, they have discretionary authority to vote your shares with respect to “routine” matters, including Proposal No. 3, the ratification of our independent registered public accounting firm. On matters that are not considered routine, including Proposals No. 1 and No. 2, if you do not give instructions to your broker, bank, trustee, or other nominee, the nominee may not exercise discretion to vote on these proposals, which will result in a “broker non-vote.” “Broker non-votes” will not be considered to be a vote cast on such matters, and, as such, they will have no effect on the outcome of Proposals No. 1 and No. 2.

Voting Instructions; Voting of Proxies

If you are a shareholder of record, you may:

●	Vote in person – shareholders who virtually attend the Annual Meeting may vote electronically;
●	Vote through the internet – in order to do so, please follow the instructions shown on your Notice of Internet Availability of the Proxy Materials or proxy card; or
●

Vote by mail – if you request or receive a paper proxy card and voting instructions by mail, simply complete, sign, and date the enclosed proxy card and promptly return it in the envelope provided or, if the envelope is missing, please mail your completed proxy card to American Stock Transfer, ATTN: Proxy Dept., 6201 15th Avenue, Brooklyn, NY 11219. Your completed, signed, and dated proxy card must be received prior to the Annual Meeting.

The Company is incorporated under Washington law, which specifically permits electronically transmitted proxies, provided that the transmission must either set forth or be submitted with information from which it can reasonably be determined that the transmission was authorized by the shareholder. The electronic voting procedures provided for the Annual Meeting are designed to authenticate each shareholder by use of a control number to allow shareholders to vote their shares and to confirm that their instructions have been properly recorded.

If you are not the shareholder of record, please refer to the voting instructions provided by your nominee to direct your nominee on how to vote your shares.

Votes submitted through the internet must be received by 11:59 p.m. Eastern Time on June 2, 2021. Submitting your proxy through the internet or, if you request or receive a paper proxy card, by mail will not affect your right to vote electronically should you decide to virtually attend the Annual Meeting. Your vote is important. Whether or not you plan to virtually attend the Annual Meeting, we urge you to vote by proxy to ensure that your vote is counted.

All proxies will be voted in accordance with the instructions specified on the proxy card or voting instruction form. If you are a holder of record and submit a proxy without instructions as to how your shares should be voted on a particular proposal at the Annual Meeting, your shares will be voted in accordance with the recommendations of our Board stated above.

If you receive more than one Notice of Internet Availability of the Proxy Materials, proxy card, or voting instruction form, your shares are registered in more than one name or are registered in different accounts. To make certain all of your shares are voted, please follow the instructions included on each Notice of Internet Availability of the Proxy Materials, proxy card, and voting instruction form and vote all of them. If you requested or received paper proxy materials and you intend to vote by mail, please complete, sign, and return each proxy card or voting instruction form you received to ensure that all of your shares are voted.

Solicitation of Proxies and Expenses

We will pay the expenses of soliciting proxies, including preparation, assembly, printing, and mailing of this proxy statement, the Notice of Internet Availability of the Proxy Materials, the proxy card, and any other information furnished to shareholders. The Company has engaged Innisfree M&A Incorporated to solicit proxies for a fee of $25,000 plus reimbursement for out-of-pocket costs. Following the original mailing of the soliciting materials, we and our agents, including directors, officers, and other employees, without additional compensation, may solicit proxies by mail, email, telephone, facsimile, by other similar means, or in person. Following the original mailing of the soliciting materials, we will request that brokers, banks, trustees, and other nominees forward copies of the soliciting materials to persons for whom they hold shares and to request authority for the exercise of proxies. We may reimburse persons representing record holders for their reasonable expenses of forwarding copies of the soliciting materials. If you choose to access the proxy materials or vote through the internet, you are responsible for any internet access charges you may incur.

Revocability of Proxies

A shareholder of record who has given a proxy may revoke it at any time before it is exercised at the Annual Meeting by:

●	Delivering to our Corporate Secretary by mail a written notice stating that the proxy is revoked;

●	Delivering a properly executed proxy bearing a later date;

●	Voting again through the internet; or

●	Virtually attending and electronically voting at the Annual Meeting (although virtual attendance at the Annual Meeting will not, by itself, revoke a proxy).

Please note, however, that if your shares are held of record by a broker, bank, trustee, or other nominee and you wish to revoke a proxy, you must contact that firm to revoke any prior voting instructions.

Voting Results

Voting results will be tabulated and certified by the inspector of elections appointed for the Annual Meeting. The preliminary voting results will be announced at the Annual Meeting. The final results will be tallied by the inspector of elections and filed with the SEC in a current report on Form 8-K we intend to file within four business days of the Annual Meeting.

Additional Information

Shareholder Proposals for the 2022 Annual Meeting of Shareholders

Pursuant to the Exchange Act, to be considered for inclusion in next year’s proxy statement and proxy card shareholder proposals for the 2022 annual meeting of shareholders must be received at our principal executive offices no later than the close of business on December 21, 2021 and must have satisfied the other conditions established by the SEC, including, but not limited to, Rule 14a-8 under the Exchange Act. For detailed eligibility requirements for submitting a shareholder proposal, including a phase-in period for the recently amended eligibility thresholds, see Rule 14a-8(b).

For any proposal that is not submitted for inclusion in next year’s proxy statement, but is instead sought to be presented directly at the 2022 annual meeting of shareholders, shareholders are advised to review our bylaws as they contain requirements with respect to advance notice of shareholder proposals not intended for inclusion in our proxy statement and director nominations. To be timely, a shareholder’s written notice of the proposal or nomination must be delivered to and received by our Corporate Secretary in accordance with Section 2.6.1 of our bylaws. Our bylaws require that such notice be given not less than 90 days nor more than 120 days prior to the first anniversary of the date of the immediately preceding annual meeting of shareholders, or in the event that the date of the annual meeting is advanced more than 30 days prior to such anniversary date or delayed more than 70 days after such anniversary date, to be timely such notice must be delivered to and received by the Secretary no earlier than 120 days prior to the next annual meeting and no later than the later of 70 days prior to the date of the meeting or the 10th day following the day on which a public announcement of the date of the meeting was first made. To be timely for the 2022 annual meeting of shareholders, a shareholder’s notice must be received by us between February 3, 2022 and March 5, 2022. Such proposals should be delivered or mailed to the attention of our Corporate Secretary at our principal executive office, which is Avalara, Inc., 255 South King Street, Suite 1800, Seattle, WA 98104. In no event shall the public announcement of an adjournment or postponement of an annual meeting commence a new time period (or extend any time period) for the giving of a shareholder’s notice as described above.

These shareholder notices must contain information required by our bylaws. We reserve the right to reject, rule out of order, or take other appropriate action with respect to any proposal that does not comply with these and other applicable requirements. If a matter is properly brought before our next annual meeting under the procedures outlined in this section, the proxy holders named by our Board will have the discretion to vote on such matter without having received directions from shareholders delivering proxies to them for such meeting, provided that our proxy statement for our next meeting briefly describes the matter and how the proxy holders intend to vote on it.

No Delinquent Section 16(a) Reports

Section 16 of the Exchange Act requires our directors, our executive officers, and persons who own more than 10% of our common stock, to file initial reports of ownership and reports of changes in ownership with the SEC. Based solely on our review of such forms filed with the SEC and written representations from these officers and directors, we believe that all Section 16(a) filing requirements were met during the fiscal year ended December 31, 2020.

Available Information

Upon written request we will mail, without charge, a copy of our Annual Report on Form 10-K for the fiscal year ended December 31, 2020, including the financial statements and list of exhibits and any exhibit specifically requested. Requests should be sent to:

Avalara, Inc.

Attn: Investor Relations

255 South King Street, Suite 1800

Seattle, WA 98104

The annual report is also available on our investor relations website, which is located at https://investor.avalara.com, by clicking on “SEC Filings” under the heading “Financials and Filings.” References to website addresses in this proxy statement are not intended to function as hyperlinks and, except as specified herein, the information contained on, or that can be accessed through, such websites is not part of this proxy statement.

Electronic Delivery of Shareholder Communications

We encourage you to help us conserve natural resources, as well as significantly reduce printing and mailing costs, by signing up to receive your shareholder communications electronically via e-mail. With electronic delivery, you will be notified via e-mail as soon as future annual reports and proxy statements are available on the internet, and you can submit your shareholder votes online. Electronic delivery can also eliminate duplicate mailings and reduce the amount of bulky paper documents you maintain in your personal files. To sign up for electronic delivery:

●

Registered Owner (you hold our common stock in your own name through our transfer agent, American Stock Transfer & Trust Company, LLC, or you are in possession of stock certificates): visit www.astfinancial.com and log into your account to enroll.

●	Beneficial Owner (your shares are held by a broker, a bank, a trustee, or another nominee): please follow the instructions provided to you by your broker, bank, trustee, or nominee.

Your electronic delivery enrollment will be effective until you cancel it. Shareholders who are record owners of shares of our common stock may call American Stock Transfer & Trust Company, LLC, our transfer agent, at (800) 937-5449 or visit www.astfinancial.com with questions about electronic delivery.

Transaction of Other Business

At the date of this proxy statement, the Board knows of no other business that will be conducted at the Annual Meeting other than as described in this proxy statement. If any other matter or matters are properly brought before the Annual Meeting, or any adjournment or postponement of the Annual Meeting, it is the intention of the persons named in the accompanying form of proxy to vote the proxy on such matters as the Board recommends or, if the Board gives no recommendation, in accordance with their best judgment.

By order of the Board,

Alesia Pinney

Executive Vice President, Chief Legal Officer, and Secretary

April 20, 2021

NNUAL MEETING OF SHAREHOLDERS OF AVALARA, INC. June 3, 2021 GO GREEN e-Consent makes it easy to go paperless. With e-Consent, you can quickly access your proxy material, statements and other eligible documents online, while reducing costs, clutter, and paper waste. Enroll today via www.astfinancial.com to enjoy online access. IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING: The notice of meeting, proxy statement, 2020 Annual Report, and proxy card are available at http://www.astproxyportal.com/ast/22225 Please sign, date, and mail your proxy card in the envelope provided as soon as possible. Please detach along the perforated line and mail in the envelope provided. 20330300000000001000 2 060321 THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR EACH DIRECTOR NOMINEE NAMED IN PROPOSAL NO. 1 AND FOR EACH OF PROPOSALS NO. 2 AND NO. 3. PLEASE SIGN, DATE, AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE x 1. Election of Directors: NOMINEES: FOR ALL NOMINEES WITHHOLDAUTHORITY FOR ALL NOMINEES FOR ALL EXCEPT (See instructions below) NOMINEES: Marion Foote Rajeev Singh Kathleen Zwickert Class III nominee Class III nominee Class III nominee INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark FOR ALL EXCEPT and fill in the circle next to each nominee you wish to withhold, as shown here: 2. Approval on an advisory basis of the compensation of the Company's named executive officers. 3. Ratification of the appointment of Deloitte & Touche LLP as the Company's independent registered public accounting firm for the year ending December 31, 2021. FOR AGAINST ABSTAIN FOR AGAINST ABSTAIN To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. MARKX HERE IF YOU PLAN TO ATTEND THE MEETING. Signature of shareholder Date: Signature of shareholder Date: Note: Please sign exactly as your name or names appear on this proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee, or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

ANNUAL MEETING OF SHAREHOLDERS OF AVALARA, INC. June 3, 2021 PROXY VOTING INSTRUCTIONS INTERNET - Access www.voteproxy.com and follow the on-screen instructions or scan the QR code with your smartphone. Have your proxy card available when you access the web page. Vote online until 11:59 p.m. ET the day before the meeting. MAIL - Sign, date, and mail your proxy card in the envelope provided as soon as possible. VIRTUALLY AT THE MEETING - Avalara, Inc. will conduct its 2021 annual meeting of shareholders in virtual meeting format only, conducted by live webcast. To attend the virtual annual meeting, visit https://web.lumiagm.com/238702773 (password: avavirt2021) and be sure to have your control number available. GO GREEN - e-Consent makes it easy to go paperless. With e-Consent, you can quickly access your proxy materials, statements and other eligible documents online, while reducing costs, clutter, and paper waste. Enroll today via www.astfinancial.com to enjoy online access. COMPANY NUMBER ACCOUNT NUMBER IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING: The notice of meeting, proxy statement, 2020 Annual Report, and proxy card are available at http://www.astproxyportal.com/ast/22225 Please detach along the perforated line and mail in the envelope provided IF you are not voting via the internet. 20330300000000001000 2 060321 THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR EACH DIRECTOR NOMINEE NAMED IN PROPOSAL NO. 1 AND FOR EACH OF PROPOSALS NO. 2 AND NO. 3. PLEASE SIGN, DATE, AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE x 1. Election of Directors: FOR ALL NOMINEES WITHHOLD AUTHORITY FOR ALL NOMINEES FOR ALL EXCEPT (See instructions below) NOMINEES: Marion Foote Rajeev Singh Kathleen Zwickert Class III nominee Class III nominee Class III nominee INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark FOR ALL EXCEPT and fill in the circle next to each nominee you wish to withhold, as shown here: 2. Approval on an advisory basis of the compensation of the Company's named executive officers. 3. Ratification of the appointment of Deloitte & Touche LLP as the Company's independent registered public accounting firm for the year ending December 31, 2021. FOR AGAINST ABSTAIN FOR AGAINST ABSTAIN To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. MARKX HERE IF YOU PLAN TO ATTEND THE MEETING. Signature of shareholder Date: Signature of shareholder Date: Note: Please sign exactly as your name or names appear on this proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee, or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

0 AVALARA, INC. Proxy for Annual Meeting of Shareholders on June 3, 2021 Solicited on Behalf of the Board of Directors The undersigned, revoking all prior proxies, hereby appoints Scott McFarlane and Alesia Pinney, or either one of them with full power of substitution, to act as attorneys-in-fact and proxies for the undersigned to vote and act with respect to all the shares of common stock of AVALARA, INC. that the undersigned would be entitled to vote if personally present and acting at the Annual Meeting of Shareholders of AVALARA, INC., to be held June 3, 2021 at 10:00 a.m. PT virtually at https://web.lumiagm.com/238702773 (password: avavirt2021), and at any adjournments or postponements thereof. This proxy, when properly executed, will be voted as specified. If no votes are specified, this proxy will be voted FOR each director nominee named in Proposal No. 1, FOR each of Proposals No. 2 and No. 3, and in the discretion of the proxies upon such other matters as may properly come before the meeting or any adjournments or postponements thereof. (Continued and to be signed on the reverse side.) 1.1 14475